STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of July 27, 1999 by and among WILD OATS MARKETS, INC., a Delaware corporation with its principal office at 3375 Mitchell Lane, Boulder, CO 80301 (the "Buyer"), the parties set forth on Schedule 1.1(A) (referred to collectively as the "Seller"), and Henry's Marketplace, Inc., a California corporation ("the Corporation").

                                    RECITALS

         A. Seller owns all of the outstanding equity interests (the "Shares") of the Corporation.

         B. Buyer desires to purchase the Shares from Seller on the terms and conditions set forth below.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of their mutual covenants, promises and obligations contained in this Agreement, the parties hereto agree as follows:

                     1. PURCHASE OF SHARES AND CONSIDERATION

         1.1 Definitions. The following terms shall have the following meanings in this Agreement:

"Closing Balance Sheet" - the balance sheet of the Corporation prepared within 15 days prior to the Closing by the Corporation's accountants, updated at Closing to the extent possible and reflecting the Corporation's financial status as of the date of Closing. The Closing Balance Sheet, when finalized, shall be attached hereto as Exhibit A. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied consistently with the Corporation's 1998 audited financial statements by the Corporation's independent auditors, and submitted to Buyer for review and comment not less than 5 days prior to closing. The Closing Balance Sheet shall reflect all liabilities of the Corporation required to be set forth therein, including estimated percentage rent, estimated profit sharing and accrued salaries to the date of Closing.

"Code" - the Internal Revenue Code of 1986, as amended, or any successor statute.

"Corporation" - the Corporation and its predecessors in interest.

"Contemplated Transactions" - all of the transactions contemplated by this Agreement, including:

         (a)  the sale of the stock by Seller to Buyer;
         (b) the performance by Buyer, Seller and the Corporation of their respective covenants and obligations under this Agreement.

"Encumbrance" - any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

"ERISA" - the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

"Facilities" - any real property, leaseholds, or other interests currently owned or operated by the Corporation and any buildings, plants, structures, fixtures or equipment (including motor vehicles) currently owned by the Corporation.

"Financial Statements" - the audited balance sheet and accompanying statements of income, changes in shareholder equity and cash flow for the Corporation dated December 27, 1998, and the unaudited balance sheet and accompanying statements of income, changes in shareholder equity and cash flow dated March 31, 1999.

"HSR Act" means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

"Knowledge" - the actual knowledge of the Corporation's officers, directors and the general managers of its Stores.

"Legal Requirement" - any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

"Order" - any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other governmental body or by any arbitrator.

"Ordinary Course of Business" - an action taken by a person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is consistent with the past practices of such person and is taken in the ordinary course of the normal day-to-day operations of such person; and
         (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any person or group of persons exercising similar authority), Seller or any governmental authority in the ordinary course of the normal day-to-day operations of other persons that are in the same line of business of such person.

Ordinary Course of Business shall not include execution of loan agreements in excess of $10,000, the closure of stores comprising any part of the Corporation's operations, or the execution of new lease obligations.

"Principals" - each of Stan Boney, Scott Boney, Craig Engstrand, Shon Boney, Kevin Easler and Scott Wing.

"Proceeding" - any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any governmental body or arbitrator, including, but not limited to, OSHA, EEOC, SEC.

"Stores" - the Corporation's current operating grocery stores, proposed sites and relocations, offices, kitchens, bakeries, warehouse or commissary operations as listed on Schedule 1.1(B) attached hereto.

"Tax" - any tax (including any income tax, franchise, capital stock, capital gains tax, value-added tax, sales tax, property tax, gift tax, or estate tax, and any federal, state or local payroll or withholding taxes, FICA, FUTA or
SUTA), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any governmental body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

"Tax Return" - any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any legal requirement relating to any Tax, including any amendment thereof..

         1.2 Purchase of Shares. Subject to the terms and conditions set forth below, Seller hereby agree to sell, assign, transfer and convey to Buyer, and Buyer agrees to buy from Seller, the Shares, effective as of the beginning of business on the Closing Date.

         1.3 Purchase Price. (a) The purchase price for the Shares (the "Purchase Price") is $46 million payable in restricted shares of the $.001 par value common stock of Buyer (the "Buyer Stock"), adjusted as provided below. The number of shares of Buyer Stock comprising the Purchase Price shall be determined based on the average closing price of shares of the Buyer's common stock on the Nasdaq National Market on the 10 business days immediately prior to Closing; provided, however, that if the closing price of the Buyer's common stock is less than $26 per share, the price shall be deemed to be $26 per share and if the price of the Buyer Stock is greater than $32 per share, the price shall be deemed to be $32 per share.

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

         (b) At Closing, Buyer shall instruct its transfer agent to deliver to California Bank and Trust, as escrow agent ("Escrow Agent"), Buyer Stock equal to 10% of the Purchase Price, adjusted as set forth below (the "Escrowed Stock"), to be held and disbursed pursuant to the terms and provisions of the Escrow Agreement attached hereto as Exhibit B (the "Escrow Agreement"). Each Seller shall contribute to the Escrowed Stock 10% of such Seller's share of the Buyers Stock.

         (c) In addition to the foregoing escrow, in order to preserve the pooling treatment for the Contemplated Transaction, Seller agrees that all Buyer Stock to be received by all affiliates of the Corporation (defined as officers, directors or 5% or more holders of the Shares) shall be deposited (less the amounts escrowed pursuant to (b) above) in escrow with Lorenz, Alhadeff, Cannon & Rose, LLP, Seller's counsel, upon issuance of the Buyer Stock, until such time as 30 days of combined post-merger earnings of the Corporation and Buyer's other operations are released.

         (d) At Closing, Buyer shall instruct its transfer agent to issue in the name of Seller the Adjusted Purchase Price (as defined below) in Buyer Stock. The Buyer Stock shall be deposited in accordance with 1.3(b) and(c) above, with the remainder distributed to the non affiliate Sellers in accordance with Seller's instructions. Seller shall pay all sales, use or similar taxes, to the extent such transaction is taxable, arising from the sale of the Shares hereunder.

         1.4      Adjustment to Purchase Price.

         (a) On the night before the Closing Date, Seller and Buyer shall supervise a physical inventory, to be taken by an outside inventory service, in the Stores of all food products and non-food merchandise sold in the operation of the Stores and of a quality that is usable and salable, currently sold in the Stores and not damaged, out of code or obsolete (the "Inventory"). The charge of the inventory service shall be split equally between Seller and Buyer. The parties shall prepare a summary of the Inventory and calculate, based on the cost factors historically used by the Corporation, the aggregate value of the Inventory as of the Closing.

         (b) The Closing Balance Sheet shall be adjusted at Closing to reflect, among other things, the actual Inventory values at the Stores and the distribution of earnings prior to Closing to Seller in accordance with the Ordinary Course of Business of the Corporation. Based on the Closing Balance Sheet, the Purchase Price shall be increased if (i) the amount by which total assets exceed total liabilities, as shown in the Closing Balance Sheet, is greater than (ii) the amount by which the total assets exceed total liabilities as shown on the December 27, 1998 balance sheet. The Purchase Price shall be decreased if (i) the amount by which total assets exceeds total liabilities, as shown on the Closing Balance Sheet, is less than (ii) the amount by which total assets exceed total liabilities as shown on the December 27, 1998 balance sheet

         (c) In addition to the foregoing adjustments, if any, the Purchase Price shall be reduced by (i) attorneys' fees incurred by Sellers in connection with the Contemplated Transactions, (ii) transfer fees owed to the landlords of the Stores for the processing of necessary consents to assignment, (iii) Seller's share of the (A) HSR fees, (B) the inventory service fees, (C) the Escrow Agent fees and (D) the auditor fees under 1.6(f) below.

         (d) Any modifications to Purchase Price based on the foregoing shall be referred to as "Closing Adjustments" and the adjusted Purchase Price shall be referred to as the "Adjusted Purchase Price". Upon completion of the calculations set forth above, the parties shall execute a Settlement Sheet in the form attached as Exhibit C, documenting the Closing Adjustments made. Settlement of the Closing Adjustments shall not be deemed a modification or waiver of any other indemnification obligations under this Agreement. In the event of a disagreement between the parties relating to the Closing Adjustments which the parties are unable to resolve, either party may elect to have the dispute resolved by an accounting firm of nationally recognized standing, to be mutually selected by the parties, or if no agreement is reached, by the accountants for Buyer and Seller. The resolution reached by the accounting firm or firms shall be final and binding. The fees of the accounting firm mutually selected shall be shared equally by the parties, and the fees of the accountants for Buyer and Seller shall each be borne by the respective party.

         1.5 Restrictions on Stock. The certificates representing the Buyer Stock tendered to Seller as the Purchase Price shall be endorsed with a legend substantially in the following form, together with any other legends required by applicable state securities laws:

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

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND ARE "RESTRICTED SECURITIES" AS DEFINED IN RULE 144 PROMULGATED UNDER THE ACT. THE SECURITIES MAY NOT BE SOLD OR OFFERED FOR SALE OR OTHERWISE DISTRIBUTED EXCEPT (i) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SHARES UNDER THE ACT, (ii) IN COMPLIANCE WITH RULE 144, OR (iii) PURSUANT TO AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH REGISTRATION OR COMPLIANCE IS NOT REQUIRED AS TO SAID SALE, OFFER OR DISTRIBUTION.

         1.6 Registration Rights. (a) Buyer shall use its reasonable best efforts, on or before September 24, 1999, to file with the U.S. Securities and Exchange Commission ("SEC"), a Form S-3 or other appropriate form of registration statement, covering the resale of the Buyer Stock received by Seller. Buyer agrees to use all reasonable efforts to cause such registration statement to become effective on or prior to November 15, 1999. During the period that the registration statement is effective, Buyer shall make all public filings required in the normal course of its business and necessary to maintain the effectiveness of the registration statement for the lesser of the period in which Seller sells all of the Buyer Stock or a period of one year following the Closing contemplated herein; provided that Seller agrees that Buyer may, from time to time, inform Seller that Seller may not sell Buyer Stock until further notice if circumstances exist which have not been disclosed publicly and the omission of which, in the reasonable opinion of Buyer, would require an amendment to the S-3 pursuant to the undertakings in Part II thereof. . Seller agrees that upon receipt of such notice and until otherwise informed by Buyer, Seller shall not sell the Buyer Stock Buyer shall pay the costs to prepare and file the registration statement, including the registration fee due to the SEC and all legal and accounting expenses of Buyer, together with the cost of compliance with the securities or blue sky laws of the State of California. Seller shall pay all other costs of sale of the Buyer Stock, including any underwriting fees, commissions on sale or stock transfer taxes resulting from the sale of the Buyer Stock. In the event that a registration statement for the resale of the Shares is not approved by the SEC, Seller shall receive the piggyback registration rights set forth in (c) below, subject to the rights of parties holding senior registration rights under the terms of a Registration Rights Agreement dated as of July 12, 1996 (the "Registration Rights Agreement"). Seller further acknowledges that the piggy back registration rights granted under (c) below are subordinate to the rights granted under the Registration Rights Agreement.

         (b) Buyer agrees that it will (i) prepare and file with the SEC any amendments or supplements to the Form S-3 resale registration statement or prospectus which may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the resale of the Buyer Stock covered by such registration statement for a period of twelve months from the effective date of the registration statement; (ii) prepare and promptly file with the SEC and promptly notify Seller of the filing of such amendment or supplement to such registration statement or prospectus as may be necessary to correct any statement therein or omission therefrom if, at any time when a prospectus relating to the Buyer Stock is required to be delivered under the Securities Act, any event with respect to Buyer shall have occurred as a result of which any prospectus would include an untrue statement of material fact or omit to state any material fact necessary to make the statements therein not misleading; (iii) if Seller is required to deliver a prospectus, prepare promptly such amendment or amendments to such registration statement and such prospectus or prospectuses as may be necessary to permit compliance with the requirements of Section 10(a)(3) of the Securities Act; (iv) advise Seller promptly after Buyer shall receive notice or obtain knowledge of the issuance of any stop order by the SEC suspending the effectiveness of any such registration statement or amendment thereto or of the initiation or threatening of any proceedings for that purpose, and promptly use all reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued; (v) use all reasonable efforts to qualify the Buyer Stock for sale under the securities or "blue sky" laws of such states within the United States as Seller may reasonably designate, except that Buyer shall not be required in connection therewith or as a condition thereto to qualify to do business in any such state or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject; and (vi) furnish to Seller, as soon as available, copies of any such registration statement and each preliminary and final prospectus, or supplement or amendment required to be prepared with respect thereto, all in such quantities as they may from time to time reasonably request.

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

         (c) If Buyer is unable to register the resale of the Buyer Stock in accordance with subparagraph (a) above, at any time for a period of one year following the Closing (but without obligation to do so) if Buyer proposes to register any of its common stock under the Securities Act of 1933 in connection with the public offering of such securities solely for cash (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Securities Act is applicable or a registration using any form that does not permit secondary sales of securities), Buyer will give written notice to Seller of its intention to do so and, upon written request of Seller delivered to Buyer within 15 days after receipt of notice, Buyer will use its best efforts at its own expense (but excluding any underwriting commissions and stock transfer taxes accruing to any Buyer Stock registered by Seller) to cause to be registered under the Securities Act the shares of Buyer's Stock specified by Seller, subject to (ii) the right of other holders of restricted stock to include their stock in any such registration prior to the inclusion of the Buyer Stock, including but not limited to rights of parties acquiring shares of Buyer's common stock under any agreement that Buyer will register the resale thereof or under certain superior registration rights granted to other holders of restricted stock pursuant to the Registration Rights Agreement, (ii) Seller's acceptance of the terms of any underwriting agreement entered into or proposed to be entered into between Buyer and any underwriter of such offering, and (iii) if the sole or managing underwriter of such offering determines that the aggregate number of shares of Buyer's Stock which have been requested by Seller to be included in the registration should be limited to a lesser number or not included due to market conditions or the necessity of including in such underwriting or registration shares to be sold for the account of Buyer or the holders of superior registration rights under the Registration Rights Agreement, then Seller may only sell the lesser portion, if any. Buyer or any underwriter shall have no obligation to pro rate the amount of Buyer Stock that Seller may register in any such offering with any shares for which registration is requested under the Registration Agreement, in the event that the number of shares includable in such offering are limited. If a limitation is imposed on the number of Buyer Stock shares includable by Seller in any such offering, Buyer shall give Seller prompt written notice thereof.

         (e) This transaction is intended to be accounted for as a pooling of interest by Buyer in accordance with the requirements of Opinion No. 16 "Business Combinations" of the Accounting Principles Board of the American Institute of Certified Public Accountants, as amended and/or interpreted by the rules and regulations of the SEC and applicable pronouncements by the Financial Accounting Standards Board, the Emerging Issues Task Force and the American Institute of Certified Public Accountants (collectively, with the rules and regulations of the SEC, the "Pooling Requirements"). Each Seller who is an affiliate of the Corporation acknowledges that notwithstanding the approval of a resale registration statement by the SEC, each "affiliate" Seller shall not sell any of the Buyer Stock until 30 days of combined post-merger earnings of the operations of the Corporation and Buyer's other operations have been publicly announced by Buyer as part of Buyer's normal quarterly earnings release, and that any premature sale of Buyer Stock prior to such announcement may result in the disallowance of the pooling treatment by Buyer and is expressly prohibited hereunder. For financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interest." Buyer shall be under no obligation to announce combined earnings except pursuant to its regularly scheduled quarterly earnings announcements.

         (f) In furtherance of the preparation and filing of the Form S-3 as quickly as possible after Closing, Seller and the Corporation agree to cooperate with Buyer and its independent auditors to prepare audited financials of the Corporation and its predecessors in interest for fiscal years 1996 and 1997. Seller shall bear one-half of the cost of such audit (which cost shall be deducted from Purchase Price at Closing).

         1.7 Closing. The closing on the Contemplated Transactions (the "Closing") provided for in this Agreement will take place on September 1, 1999 or at such other time and place as the parties may agree.

             2. REPRESENTATIONS AND WARRANTIES OF PRINCIPALS, SELLER
                               AND THE CORPORATION

          The Principals and the Corporation, for the benefit of Buyer and the Buyer Indemnified Parties (as hereinafter defined), hereby jointly and severally represent and warrant as follows (and such representations and warranties of the Principals shall survive the Closing and delivery of the Shares hereunder for the period provided in Article VII below):

         2.1 Organization and Enforceability; Articles of Incorporation and Bylaws.

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

         (a) The Corporation is a corporation duly incorporated and validly existing under, and by virtue of, the laws of the State of California and is in good standing under such laws.

         (b) The Corporation has delivered to Buyer true and correct copies of the Corporation's Articles of Incorporation and Bylaws and stock records and has made available minutes and other records of meetings of the stockholders and board of directors of the Corporation and its predecessors in interest. There has not been any violation of any of the provisions of the Corporation's Articles of Incorporation or Bylaws or any resolution adopted by the Corporation's shareholders or directors, and no event has occurred (with or without notice or lapse of time) which may constitute or result in a violation. The books and records of the Corporation are accurate and complete in all material respects.

         2.2 Authorization. (a) This Agreement is a valid and binding obligation of Principals and the Corporation , enforceable in accordance with its terms. Upon execution of the documents to be delivered at Closing, such documents will constitute the valid and binding obligations of Principals and the Corporation , enforceable in accordance with their terms. All action of the Corporation's officers and directors necessary to consummate the transactions contemplated in this Agreement and the Exhibits hereto has been taken. Neither the Principals nor the Corporation have filed or had filed against them any bankruptcy petition or similar filing, nor has either of them made a general assignment for the benefit of creditors. No consent or authorization of any third party or governmental authority, except as listed on Schedule 2.2A attached hereto, is required to complete the purchase of the Shares contemplated hereunder or the assignment of the assets of the Corporation pursuant to a change in control in the equity ownership of the Corporation.

         (b) Except as set forth in Schedule 2.2B, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                           (i) contravene, conflict with, or result in a
             violation of, or give any governmental body or other person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Principals, the Corporation or , to the Corporation's knowledge, any of the assets owned or used by the Corporation in its operations, may be subject;

                           (ii) contravene, conflict with, or result in a
             violation of any of the terms or requirements of, or give any governmental body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any governmental authorization that is held by the Corporation or that otherwise relates to the business of, or any of the assets owned or used by, the Corporation;

                           (iii) cause Buyer or the Corporation to become
             subject to, or to become liable for the payment of, any municipal or California state tax; arising from the transfer of shares.

                           (iv) to the Knowledge of the Principals and the
             Corporation contravene, conflict with, or result in a violation or breach of any provision of, or give any person the right to declare a default or exercise any remedy under the contracts, leases and other commitments described on Schedule 2.16 (the "Contracts"), or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract that is material to the operation of the business of the Corporation; or

                           (v) result in the imposition or creation of any lien
             or encumbrance upon or with respect to any of the assets owned or used by the Corporation in its operations.

         2.3 Capitalization. (a) The authorized capital stock of the Corporation is 1,000,000 shares, consisting of 1,000,000 shares of common stock, $.01 par value, each with rights, preferences and privileges as set forth in the Corporation's Articles of Incorporation and Bylaws. In connection with the transactions contemplated by this Agreement, immediately prior to the Closing there will be 499,444 issued and 499,444 outstanding Shares held as set forth on
Schedule 2.3. All of the Shares are fully paid and nonassessable.

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          (b) No other stocks, trust receipts or other securities of the
Corporation are issued or outstanding, and there are no outstanding warrants, options scrip, contracts, calls, preemptive rights or other rights or obligations that might in any circumstance require the issuance by the Corporation of further stock or other securities except as set forth on Schedule
2.3. None of the outstanding options were issued in contemplation of the Contemplated Transactions nor have the vesting of such options been accelerated beyond the schedule provided for in the options or the Corporation's stock option program. No proceedings for the issuance of stock or other securities of the Corporation are pending or threatened. No shares of the Corporation's common stock are held as treasury shares.

         2.4 Subsidiaries; Licenses. (a) The Corporation does not own or control, directly or indirectly, any other corporation, association or business entity, and since 1994 has not operated or conducted business under any trade names, assumed names or other names, other than "Henry's Marketplace", "Boney's Marketplace", and derivations thereof and as set forth on Schedule 2.4 hereto.. The Corporation is not a partner, member, joint venturer or shareholder of another entity other than as set forth on Schedule 2.4.

         (b) The Corporation is the licensor of certain rights set forth in the Tradename License Agreements ("TLA") set forth on Schedule 2.4.

                  (i) The Corporation has no ongoing obligations to provide goods or services except as set forth in the TLA and the TLA have not been amended except as indicated on Schedule 2.4.

                  (ii) All royalties payable from the licensees under the TLA have been paid in accordance with the TLA, and there are no offsets or excuses to the payment of future royalties in accordance with the terms of TLA. There are no monetary obligations owed by the Corporation to any licensee.

         2.5 Corporate Power. The Corporation has all requisite corporate power and authority to own, operate and lease its properties and other assets and to carry on its business as now conducted in the places where such properties or other assets are now owned or leased or business is conducted, and to perform its obligations under the Contracts which are material to the business of the Corporation. The Corporation is not qualified to do business in any other jurisdiction.

         2.6 Title to Assets. (a) Set forth in Schedule 2.6A is a complete and accurate list as of July 19, 1999 of all material: (i) fixtures, equipment and personal property; (ii) leasehold improvements; and (iii) intangible assets, including software and trade names; owned or leased by the Corporation, used in the operation of the Stores, or for which the Corporation is obligated (collectively the "Assets").

         (b) Set forth in Schedule 2.6B is a complete and accurate list of all leaseholds or other interests in real property owed by the Corporation or for which the Corporation is obligated. The Corporation owns no fee title to real property. The Corporation has delivered or made available to Buyer copies of the leases and other instruments (as recorded) by which the Corporation acquired such interests in real property, and copies of all title insurance reports, opinions, abstracts, and surveys in the possession of the Corporation and relating to such interest in real property.

         (c) The Corporation owns (with good and marketable title, subject only to the matters permitted by the following sentence) all the properties and Assets (whether real, personal, or mixed and whether tangible or intangible) located in the Stores or reflected as owned in the books and records of the Corporation, including all of the properties and Assets reflected on Schedule
2.6 and in the Corporation's March 31, 1999 Balance Sheet, except (i) as otherwise disclosed on Schedule 2.6C, which includes a list as of July ___, 1999 of (i) Assets held under capitalized or operating leases, (ii) loaned equipment, and (iii) personal property sold since the date of the Balance Sheet in the Ordinary Course of Business, and all of the properties and Assets purchased or otherwise acquired by the Corporation since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice).

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

         (d) Except as set forth on Schedule 2.6D hereof, all properties and Assets reflected in the Balance Sheet are free and clear of all Encumbrances and are not, to the Knowledge of the Corporation, in the case of interests in real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and Assets, (i) liens for current taxes not yet due, and
(ii) with respect to real property, (A) zoning laws and other land use restrictions, none of which materially detract from the use of the property subject thereto or materially impairs the operations of the Corporation, and (B) other such use restrictions set forth in the real estate leases that do not materially impair the present or anticipated use of the property subject thereto.

         (e) Except as set forth on Schedule 2.6E, the buildings, structures, and equipment of the Corporation are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. There are no items of deferred maintenance required to be performed on any buildings, structures, equipment or leasehold improvements except as set forth on Schedule 2.6E. Schedule 2.6E also sets forth the approximate cost of all deferred maintenance items referenced in such schedule. The building, structures, and equipment of the Corporation are sufficient for the continued conduct of the Corporation's business after the Closing in substantially the same manner as conducted prior to the Closing.

         2.7 Inventory. All inventory of the Corporation, whether or not reflected in the Balance Sheet consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which in the aggregate comprise less than 1% of the current aggregate inventory value and all of which have been written off or written down to net realizable value in the Balance Sheet or on the accounting records of the Corporation as of the Closing Date, as the case may be. The inventory reflected on the Balance Sheet is reflected at cost, based on actual inventory in the Stores determined by periodic physical counts in accordance with normal industry practices. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Corporation. No liens or encumbrances exist on any of the inventory except as set forth on Schedule 2.7.

         2.8 Financial Statements and Records. (a) Seller has delivered to
Buyer: (i) unaudited balance sheets and income statements of the Corporation as of December 27 in each of the years 1995, 1996 and 1997, and the notes thereto, and the related unaudited statements of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, (ii) audited financial statements of the Corporation for the period ended December 27, 1998 and (iii) an unaudited balance sheet at March 31, 1999 (the "interim balance sheet") and the related unaudited statements of income, changes in stockholders' equity, and cash flow for the one and three months then ended, including in each case the notes thereto. The financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Corporation as of the respective dates of and for the periods referred to in such financial statements, and as to the Financial Statements referred to in (ii) and (iii), all are substantially in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the balance sheet); the financial statements referred to in Schedule 2.8 reflect the consistent application of accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any person other than the Corporation are required by GAAP to be included in the consolidated financial statements of the Corporation.

         (b) The books of account, minute books, and stock record books of the Corporation, and other records of the Corporation, all of which have been made available to Buyer, are complete and correct in all material aspects, subject to ordinary and customary record keeping practices and procedures, and have been maintained in accordance with sound business practices. The minute books of the Corporation contain accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Board of Directors, and committees of the Board of Directors of the Corporation, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Corporation.

         2.9 Proprietary Assets. Except as set forth on Schedule 2.9, there are no trademarks or names, service marks, licensed software or other proprietary assets owned by or licensed to the Corporation. The Corporation has taken the steps set forth on Schedule 2.9 to protect the proprietary nature, value or confidentiality of the items identified on Schedule 2.9. To the best of Seller's knowledge, the Corporation is not infringing on any trade name or mark, service mark, license or other proprietary asset of any third party, and the Corporation has not received any notice of infringement.

         2.10 Accounts Receivable. All accounts receivable of the Corporation that are reflected on the Financial Statements or on the accounting records of the Corporation as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements or on the accounting records of the Corporation as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the interim balance sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either have been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable, except for accounts receivable arising from the Demo Department or Buying Division, which are in the aggregate uncollectible to the extent of 25%. There is no contest, claim, or right of set-off, other than returns in the ordinary course of business, under any material Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 2.10 contains a complete and accurate list of all Accounts Receivable as of July 19, 1999, which list sets forth the aging of such Accounts Receivable.

         2.11 Liabilities. (a) Except as set forth on Schedule 2.11, the Corporation has no material liabilities except (i) those liabilities reflected or reserved as such on the Financial Statements, (ii) current liabilities to the extent reflected in the Corporation's Financial Statements and incurred in the Ordinary Course of Business since the date of the Corporation's most recent Financial Statements, (iii) the obligations under the Contracts described below,
(iv) the bank loans, other debts or financing arrangements, described on
Schedule 2.11 hereto to which the Corporation is a party, or under which the Corporation's assets have been pledged as security, and (v) those liabilities taken into account in making the Closing Adjustments.

         (b) As of Closing, all of the Corporation's liabilities shall be as set forth on the Closing Balance Sheet.

         (c) The Closing Balance Sheet shall reflect all liabilities that may accrue from the operations of the Corporation including but not limited to percentage rent obligations, profit sharing or bonuses and deferred maintenance obligations.

         2.12 Material Adverse Events. Except as set forth on Schedule 2.12, there have been no material adverse events or changes since the March 31, 1999 Financial Statements in the financial condition, assets, liabilities, properties or business of the Corporation, including in the amount, nature or salability of the Inventory of the Stores, or in the Corporation's title to any of its assets or properties, or any material transaction except in the ordinary course of business, except as disclosed on the attached schedules. Since the date of the Financial Statements, the Corporation has not (a) issued or sold any stock, notes, or other corporate securities or options to purchase securities or entered into an agreement for any such sale, (b) incurred any damage or destruction whether covered by insurance or not and materially affecting its properties, (c) incurred any material indebtedness, obligation or liability (absolute or contingent), other than current liabilities in the ordinary course of business, (d) suffered any material adverse change in relationship with any key supplier, officers, key employees, independent contractors, customers or contract parties, (e) sold, assigned or transferred any trademarks, trade names, copyrights, licenses, franchises or other intangible assets or sold, leased, transferred, released or abandoned any of its tangible or intangible assets, other than those listed on Schedule 2.12 or in the ordinary course of business,
(f) mortgaged, pledged or suffered any liens, encumbrances or charges against its assets or properties, except as listed on Schedules 2.6E and 2.11 hereto,
(g) waived any rights of a material value or canceled any debts or claims owed,
(h) amended or terminated contract, lease or other agreement that may individually or in the aggregate materially effect the Corporation's business,
(i) made any change in the compensation paid to employees, other than increases based on merit and in the ordinary course, (j) adopted any resolution or taken any other action with respect to dissolution, winding up or liquidation of the Corporation, no such resolution has been proposed, and there is no proceeding or other action pending or to the knowledge of the Seller, threatened, proposed or contemplated by any court, agency or group of the Corporation's or Seller' creditors, or (k) to the best of Seller' knowledge, suffered any other event or condition materially adversely affecting the Corporation, its properties, assets, operations or business.

         2.13 Taxes. (a) The Corporation has filed (with respect to periods ending on or after January 1, 1994, on a timely basis) all Tax Returns that it was required to file. All such Tax Returns were true, correct, and complete in all material respects. The Corporation is not currently the beneficiary of any extension of time within which to file any Tax Return. The Corporation has paid all Taxes owed by it (whether or not shown on a Tax Return), except such Taxes, if any, (i) listed in Schedule 2.13, (ii) being contested in good faith, and
(iii) as to which adequate reserves (determined in accordance with GAAP) have been set forth on the face of the interim balance sheet and will be set forth on the face of the Closing Balance Sheet. No claim has ever been made by an authority in a jurisdiction where the Corporation does not file Tax Returns that the Corporation is or may be subject to taxation by that jurisdiction. None of the Corporation's property or assets are subject to Encumbrances that arose in connection with any failure (or alleged failure) to pay any Tax.

         (b) Schedule 2.13 lists all federal, state, local, or foreign income Tax Returns filed with respect to the Corporation for taxable periods ending on or after January 1, 1994 that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered [or made available] to Buyer true, correct, and complete copies of all [federal, state, local, or foreign income] Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by the Corporation with respect to taxable periods ending on or after January 1, 1994. Except as described in Schedule 2.13, the Corporation has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (c) Neither Seller nor any director or officer (or employee responsible for Tax matters) of the Corporation expects any authority to assess any additional Tax for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of the Corporation either (i) claimed or raised by any authority in writing or (ii) as to which Seller or any director or officer (or employee responsible for Tax matters) of the Corporation has knowledge based upon personal contact with any agent of such authority. The Corporation has not filed a consent under section 341(f) of the Code concerning collapsible corporations. The Corporation has not been a United States real property holding corporation within the meaning of section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

         (d) The Corporation is not currently nor has it been a party to any Tax allocation or sharing agreement. The Corporation (i) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (ii) does not have any liability for the Taxes of any person other that the Corporation under Treasury Regulation section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (e) The Corporation has withheld, filed Tax Returns with respect to, and paid to the proper authority all Taxes required to have been withheld, filed, or paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, including, without limitation, any FICA, FUTA, SUTA, or similar state or local Tax. The Corporation is current on all such remittances as of the date of Closing, and has established reserves for any withholding not yet due to be remitted but collected on payroll paid to employees.

         (f) The unpaid Taxes of the Corporation (i) did not, as of the date of the interim balance sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the interim balance sheet and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Corporation in filing Tax Returns.

         (g) The Corporation has been a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code at all times since Deceember 31, 1997 and the Corporation will be an S corporation up to and including the day before the Closing Date.

         2.14 Employee Benefit Plans. (a) The Corporation is not a party to and does not maintain or contribute to any pension, profit sharing or other employee benefit plans, as defined in section 3(3) of the ERISA, except as listed on
Schedule 2.14. Except as set forth on Schedule 2.14 each plan listed on Schedule
2.14 is in compliance in all material respects, and has been in compliance in all material respects, with all applicable requirements of law including the provisions of ERISA and the IRC, and no liability has been incurred by the Corporation with respect to any such plan which, singly or in the aggregate, may have a material adverse effect on the Corporation's business, financial condition, results of operation or prospects. Except as listed on Schedule 2.14 the Corporation does not maintain or contribute to any form of plan or agreement with any of its employees, officers, directors, agents or representatives providing for present or future employee benefits or deferred compensation of any nature whatsoever, or stock options, stock purchases, unemployment compensation plan, vacation pay, severance pay, bonus or benefit agreement, insurance or hospitalization program or other fringe benefit arrangement, whether pursuant to contract, arrangement, custom or informal understanding, whether or not such plan, arrangement or agreement an "employee benefit plan" (as defined in section 3(3) of ERISA). The Corporation is not a party to any employment agreement not terminable on thirty (30) days' or less written notice, without further liability.

         (b) The Corporation will make all contributions to employee benefit plans (including profit-sharing plans) listed on Schedule 2.14 for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) in accordance with its normal business practices. All unpaid but accrued contributions shall be reflected on the Closing Balance Sheet. Neither the Corporation nor any of its directors, officers, employees or any other "fiduciary", as that term is defined in section 3(21) of ERISA of section 4975 of the IRC, has committed any breach of fiduciary responsibility imposed by ERISA or any other applicable law with respect to any employee benefit plan listed on Schedule 2.14 which would subject the Corporation or Buyer or any of their respective directors, officers or employees to liability under ERISA or any applicable law. None of the assets of any employee benefit plan are invested in any employer security (as defined in ERISA Section 407(d)(1) or employer real property (as defined in ERISA Section 407(d)(2)).

         (c) Neither the Corporation nor any member of the Controlled Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of IRC section 412. Neither the Corporation nor any member of the Controlled Group has ever contributed to, been obligated to contribute to, or incurred any liability (whether primary or secondary) to a multiemployer plan (as such term is defined in ERISA Section 3(37)). "Controlled Group" shall mean a controlled or affiliated group within the meaning of IRC sections 414(b), (c), (m), or (o) of which the Corporation (or a predecessor of the Corporation, including any entity that merged into the Corporation) is or has ever been a member.

         (d) The Corporation does not maintain or contribute to any plan that provides retiree medical or retiree life insurance benefits to any person and is not contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of ERISA sections 601 through 608 and Code section 4980B ("COBRA"). The Corporation has no liability for post retirement welfare benefits, except for COBRA continuation coverage.

         (e) No payment made pursuant to the Corporation's compensation arrangements and no payments resulting from the consummation of the Contemplated Transactions Agreement will constitute an excess parachute payment as defined in Code section 280G.

         (f) None of the transactions contemplated by this Agreement is a "prohibited transaction", as such term is defined in ERISA section 406 of ERISA or in IRC section 4975.

         (g) There are no actions, suits or claims (other than routine claims for benefits) pending or threatened involving any employee benefit plans or the assets of such plans, and no facts exist that could give rise to any such actions, suits or claims. Except as set forth in Schedule 2.14, there have been no acts or omission by the Corporation that have given rise to or may give rise to penalties, Taxes or related charges under sections 502(c), 502(i) or 4071 of ERISA or chapter 43 of the IRC for which the Corporation may be liable.

         (h) Except as set forth in Schedule 2.14, all group health plans of the Corporation (and any predecessor of the Corporation including any entity that merged into the Corporation) (including any plans of current and former affiliates of the Corporation that must be taken into account under section 162(i) of the IRC or section 601 of ERISA) have been operated in compliance with the group health plan continuation coverage requirements of section 4980B of the IRC and section 601 of ERISA.

         (i) The Corporation has no obligations for benefits for retirees (other than pensions) with respect to both retired and active employees of the Corporation.

         (j) Except as set forth in Schedule 2.14, the consummation of the Contemplated Transactions will not result in the payment, vesting, or acceleration of any benefit.

         2.15     Compliance with Laws. (a) Except as set forth in Schedule
2.15 and where noncompliance has been corrected, as indicated on Schedule 2.15:

                  (i) the Corporation is, and at all times since January 1, 1998 has been, in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                  (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation or failure of the Corporation to comply in all material respects with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Corporation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                  (iii) the Corporation has not received, at any time since January 1, 1998, any notice or other written communication from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Corporation to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

         (b) Schedule 2.15 contains a complete and accurate list of each governmental authorization that is held by the Corporation or that otherwise relates to the business of, or to any of the Assets owned or used by, the Corporation. Each governmental authorization listed or required to be listed in
Schedule 2.15 is valid and in full force and effect. Except as set forth in
Schedule 2.15:

                  (i) the Corporation is, and at all times since January 1, 1998 has been, in full compliance or such noncompliance has been corrected with all of the terms and requirements of each governmental authorization identified or required to be identified in Schedule 2.15;

                  (ii) no circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any governmental authorization listed or required to be listed in Schedule
         2.15 or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any governmental authorization listed or required to be listed in Schedule 2.15;

                  (iii) the Corporation has not received, at any time since January 1, 1998, any notice or other written communication from any governmental body or any other person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any governmental authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any governmental authorization; and

                  (iv) all applications required to have been filed and all fees required to be paid for the renewal of the governmental authorizations listed or required to be listed in Schedule 2.15 have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such governmental authorizations have been duly made on a timely basis with the appropriate governmental bodies.

The governmental authorizations listed in Schedule 2.15 collectively constitute all of the governmental authorizations necessary to permit the Corporation to lawfully conduct and operate its business and to permit the Corporation to own and use its Assets in the manner in which it currently owns and uses such Assets.

         2.16 Contracts, Leases and Commitments. (a) Schedule 2.16 and other Schedules attached hereto contain a complete and accurate list, and the Corporation has delivered to Buyer true and complete copies all written contracts and provided detailed summaries of oral (as such are known to the Corporation) agreements, of:

                  (i) each Contract that involves performance of services or delivery of goods or materials by or to the Corporation of an amount or value in excess of $2,500; unless such Contract is cancelable by the Corporation with not more than 90 days notice and the amount or value of the services to be performed or of the goods or materials to be delivered by or to the Corporation within such 90 day period would not exceed $2,500;

                  (ii) each Contract that was not entered into in the Ordinary Course of Business or that involves expenditures or receipts of the Corporation in excess of $2,500;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $2,500 and with terms of less than one year);

                  (iv) each licensing agreement or other Contract (except for commonly available software programs with a value of less than $2,500) with respect to patents, trademarks, copyrights, or other intellectual property, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the nondisclosure of any of the Intellectual Property Assets;

                  (v) each joint venture, partnership, and other Contract to or with any labor union or other employee representative of a group of employees;

                  (vi) each Contract containing covenants that in any way purport to restrict the business activity of the Corporation, the parties with whom it contracts or limit the freedom of the Corporation to engage in any line of business or to compete with any person or that purport to grant an option to any person to acquire any of the Assets of the Corporation or Shares of the Corporation;

                  (vii) each Contract providing for payments to or by any person based on sales, purchases, or profits, other than direct payments for goods;

                  (viii) each power of attorney that is currently effective and outstanding;

                  (ix) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Corporation to be responsible for consequential damages;

                  (x)each Contract for capital expenditures in excess of $5,000;

                  (xi) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance of any person extended by the Corporation other than in the Ordinary Course of Business;

                  (xii) each amendment, supplement, and modification in respect of any of the foregoing; and

                  (xiii) each Contract for the removal of hazardous wastes or materials, as defined under legal requirements, or for its disposal.

         (b) Except as set forth in Schedule 2.16 to the knowledge of the Seller and the Corporation, no officer, director or employee, of the Corporation is bound by any Contract that purports to limit the ability of such officer, director or employee, to (i) engage in or continue any conduct, activity, or practice relating to the business of the Corporation, or (ii) assign to the Corporation or to any other Person any rights to any invention, improvement, or discovery.

         (c) Except as set forth in Schedule 2.16, each Contract is in full force and effect and is valid and enforceable in accordance with its terms.

         (d)      Except as set forth in Schedule 2.16:

                  (i) the Corporation is, and at all times since January 1, 1998 has been, in full compliance with all material applicable terms and requirements of each Contract under which the Corporation has or had any obligation or liability or by which the Corporation or any of the assets owned or used by the Corporation is or was bound;

                  (ii) to the best of the Corporation's knowledge each other person that has or had any obligation or liability under any applicable Contract under which the Corporation has or had any rights is, and at all times since January 1, 1998 has been, in full compliance with all material applicable terms and requirements of such Contract;

                  (iii) no event has occurred or circumstance exists since January 1, 1998 that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of any contract by the Corporation or other person, or give the Corporation or other person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                  (iv) the Corporation has not given to or received from any other person, at any time any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract by the Corporation where such breach was not subsequently cured or proceedings commenced.

         (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Corporation under current or completed Contracts with any Person and, no such Person has made written demand to the Corporation for such renegotiation.

         (f) The Contracts have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement by the Corporation.

         2.17 Insurance. (a) The Corporation has delivered to Buyer: (i) true and complete copies of all policies of insurance, including policies for workers compensation insurance, to which the Corporation is a party or under which the Corporation is or has been covered at any time within the three years preceding the date of this Agreement; and (ii) true and complete copies of all pending applications for policies of insurance.

         (b) Schedule 2.17 describes: (i) any self-insurance arrangement by or affecting the Corporation, including any reserves established thereunder; (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Corporation; and (iii) all obligations of the Corporation to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

         (c) The Corporation has delivered to Buyer for the current policy year and each of the two preceding policy years:

                  (i)      a summary of the loss experience under each policy;

                  (ii) a statement describing each claim under an insurance policy for an amount in excess of $25,000, which sets forth:

                           (A) the name of the claimant;

                           (B) a description of the policy by insurer, type
                               of insurance, and period of coverage; and

                           (C) the amount and a brief description of the claim;

                  (iii) a statement describing the loss experience for all claims that were self-insured including the number and aggregate cost of such claims, or for claims where insurance coverage was denied.

         (d)      Except as set forth on Schedule 2.17:

                   (i) all policies to which the Corporation is a party or that provide coverage to the Corporation:
                           (A)      are valid, outstanding, and enforceable;
                           (B) taken together, in the Corporation's reasonable
                  business judgment are believed to provide adequate insurance coverage for the Assets and the operations of the Corporation for all risks normally insured against by a person carrying on the same business or businesses as the Corporation and for all risks to which the Corporation is normally exposed ;
                           (C) are sufficient for compliance with all Legal
                  Requirements and Contracts to which the Corporation is a party or by which it is bound;
                           (D) will continue in full force and effect following
                  the consummation of the Contemplated Transactions until terminated in accordance with their terms; and
                           (E) except for the Corporation's worker's
                  compensation insurance, do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Corporation.

                  (ii) The Corporation has not, since the March 31, 1999 Balance Sheet, received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any current or past policy is not willing or able to perform its obligations thereunder.

                  (iii) The Corporation has paid all premiums when due, and has otherwise performed all of its respective obligations, under each policy to which any Corporation is a party or that provides coverage to the Corporation or director thereof.

                  (iv) The Corporation has given notice to each current or past insurer of all claims that may be insured thereby to the extent that such claims are known to the Corporation.

         2.18 Bank Relationships. Schedule 2.18 contains a complete list, as of the date of this Agreement, of all bank accounts, depositories of funds, lines of credit, securities and certificates of deposit owned by the Corporation. This list will be updated at Closing. Schedule 2.18 contains the (a) name of all banks or institutions, (b) the number of each account, (c) the names of all persons authorized to draw or sign checks or drafts on each account, (d) the names of all persons authorized to borrow funds for the Corporation.

         2.19 Litigation. (a) Except as set forth in Schedule 2.19 and as disclosed in Schedule 2.17, there is no pending or, to the Knowledge of the Principals or the Corporation, threatened proceeding that: (i) has been or may be commenced by or against the Corporation or that otherwise relates to or may affect the business of, or any of the Assets owned or used by, the Corporation;
(ii) arises from an alleged breach by the Corporation or Seller of any Contract;
(iii) challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, the proposed sale of the Shares or (iv) arises from the conduct of Seller, the Principals, the Corporation or any employees of the Corporation. To the Knowledge of the Corporation, (A) no such proceeding has been threatened, and (B) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such proceeding.

         (b) The Corporation has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each proceeding listed in
Schedule 2.19. If decisions adverse to the Corporation are rendered in all of the proceedings, the proceedings listed in Schedule 2.19 will not have a material adverse effect on the business, operations, assets, condition, or prospects of the Corporation.

         (c) Except as set forth in Schedule 2.19: (i) there is no Order to which the Corporation, or any of the assets or Stores owned or used by the Corporation, is subject; and (ii) to the knowledge of the Corporation or the Seller, no officer, director, agent, or employee of the Corporation is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Corporation.

         (d) Except as set forth in Schedule 2.19: (i) the Corporation is, and at all times, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the Assets or Stores owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Corporation, or any of the Assets owned or used by the Corporation, is subject; and (iii) neither the Seller nor the Corporation has received any notice or other written communication from any governmental body or any other person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Corporation, or any of the Assets owned or used by the Corporation, is or has been subject.

         2.20 Employees and Labor Matters. (a) Schedule 2.20 accurately sets forth (i) the name of all employees of the Corporation as of July 15, 1999, (ii) such employees' titles, (iii) the current compensation of each employee as of the date of the Schedule and any other commissions, wages, fees or other payments to which each such employee is entitled and has received in fiscal 1999. There are no bonuses accrued for the benefit of or owed to employees except as reflected on the Financial Statements. Schedule 2.20 also sets forth the name, if any, of each employee or relation thereof entitled to receive any severance, bonus or pension payments, COBRA or other benefits arising from the employee's former employment.

         (b) The employment of each employee of the Corporation is terminable at will, and there are no existing employment, bargaining or labor agreements with any employee. There are no current organizing efforts of the Corporation's employees by any labor union except as disclosed on Schedule 2.20, nor are there any unfair labor practice charges pending or threatened against the Corporation except as set forth on Schedule 2.20.

         (c) Prior to the Closing Date, the Corporation shall not increase any employee's compensation except for normal yearly adjustments pursuant to an annual performance review.

         (d) No event has occurred or circumstance exists that could provide the basis at any Store for any work stoppage or other labor dispute. There is no lock-out of any employees by the Corporation, and no such action is contemplated by the Corporation. The Corporation has complied in all material respects with all legal requirements relating to employment, equal employment opportunity, classification of exempt and non-exempt status, nondiscrimination, immigration, wages, including overtime wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing and all other legal requirements, the failure to comply with which may result in liability to or adverse impact on the Corporation or its operations. The Corporation is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         (e) The Corporation is not a party to any collective bargaining or other labor Contract. Since January 1, 1998, there has not been, there is not presently pending or existing, and there is not threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Corporation relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable governmental body, organizational activity, or other labor or employment dispute against or affecting the Corporation or Stores, or (iii) any application for certification of a collective bargaining agent, except as set forth on Schedule 2.20.

         2.21 Environmental Matters. (a) For the purposes of Section 2.21: (i) "Environmental Claim" means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (A) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the person making the representation, or (B) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; and (ii) "Environmental Laws" means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions. discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (iii) "Materials of Environmental Concern" means chemicals, pollutants, contaminants, wastes, toxic substances, asbestos, petroleum and petroleum products.

         (b) The Corporation is in compliance in all material respect with all applicable Environmental Laws, which compliance includes, but is not limited to the possession by Corporation of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Except as set forth in Schedule 2.21, Corporation has not received any written communication, from a governmental authority that alleges that Corporation is not in such full compliance and, to the best of Corporation's knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. All permits and other governmental authorizations currently held by Corporation pursuant to the Environmental Laws are identified in Schedule 2.21.

         (c) Except as set forth in Schedule 2.21, there is no Environmental Claim pending or, to the best of Corporation's or Seller's knowledge, threatened against the Corporation or, to the best of the Corporation's or Seller's knowledge, against any person or entity whose liability for any Environmental Claim the Corporation has or may have retained or assumed either contractually or by operation of law.

         (d) Except as set forth in Schedule 2.21, to the best of the Corporation's or Seller's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would form the basis of any Environmental Claim against the Corporation or against any person or entity contractually or by operation of law.

         (e) Without in any way limiting the generality of the foregoing, (i) all on-site and off-site locations where the Corporation has stored, disposed of or, to the Corporation's Knowledge, arranged for the disposal of, Materials of Environmental Concern are identified in Schedule 2.21, (ii) all underground storage tanks (whether or not in use by the Corporation), and the capacity and contents of such tanks, located on property owned or leased by Corporation are identified in Schedule 2.21, (iii) except as set forth in Schedule 2.21, there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Corporation, and (iv) except as set forth in Schedule 2.21, no polychlorinated biphenyls (PCBs) are used or stored at any property owned or leased by the Corporation.

         (f) Notwithstanding anything contained herein to the contrary, the Corporation's and Seller's indemnification obligations pursuant to this Section shall be deemed to include any and all losses sustained by, imposed on, incurred by, or accrued against Buyer, the Corporation, their affiliates, and their respective stockholders, directors, officers, employees, agents, representatives, successors and assigns, as a result of any representations or warranties being in any way untrue or misleading when made or as of the Closing Date.

         (g) The business of the Corporation as currently being conducted does not violate, in any material respect, any applicable law or regulation relating to pollution, the environment, human safety and health, transportation or the production, storage, labeling or disposition of Materials of Environmental Concern. The Corporation has not (and to the Corporation's or Seller's Knowledge no other person has) placed, held, located, stored, buried, dumped, disposed, spilled or released any Materials of Environmental Concern on, beneath or about any of the properties used, owned or leased by the Corporation. The Corporation has not received any written notice from any governmental agency or private or public entity advising it that it is responsible for or potentially responsible for corrective action or investigation or response costs with respect to a release, a threatened released or clean up of Materials of Environmental Concern and has no reason to believe that such notice may be forthcoming.

         2.22 No Brokers. Neither Seller nor the Corporation is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

         2.23 Y2K Compliance. "Year 2000 Compliant" shall mean that an Asset shall not cease to operate, function properly, or properly process information because of an inability to recognize the date "1/1/00" as January 1, 2000, or to process information such as credit card information bearing the date "1/1/00". The Corporation has made a survey of its Assets to determine Year 2000 Compliance of the Assets, in accordance with the plan set forth on Schedule
2.23. To the best of its knowledge, all Assets are Y2K Compliant except as listed on Schedule 2.24 hereto. The Corporation's status report is attached as
Schedule 2.23.

         2.24 Seller Representations. Each Seller, for the benefit of Buyer and the Buyer Indemnified Parties, hereby represents and warrants as follows (and such representations and warranties of Seller shall survive the closing and delivery of the Shares hereunder for the period provided in Article VII below):

                  (a) Investment Representations: (i) Seller is acquiring the Buyer Stock for investment solely for Seller's own account and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act of 1933. Seller further understands that the Buyer Stock has not been registered under the Securities Act of 1933, as amended, by reason of a specific exemption from the registration provisions thereof which depends upon, among other things, the bona fide nature of the investment intent as expressed herein.

                  (ii) Seller understands (A) that the Buyer Stock is restricted stock under the federal securities laws and has not been registered under the Securities Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) and/or Regulation D promulgated under Section 3(b) thereof, (B) that unless Buyer is successful in registering the resale of the Buyer Stock pursuant to
         Section 1.5 above, the Buyer Stock may be required to be held by Seller for at least one year and may not be sold except under an applicable exemption from registration, and (C) that Seller must therefore bear the economic risk of such investment for such period, unless a subsequent disposition thereof is registered under the Securities Act and registered or qualified under applicable state securities laws, or is exempt from such registration and qualification.

                  (b) Authorization. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms. Upon execution of the documents to be delivered at Closing, such documents will constitute the valid and binding obligations of Seller , enforceable in accordance with their terms. All action of Seller necessary to consummate the transactions contemplated in this Agreement and the Exhibits hereto has been taken. Seller has not filed or had filed against them any bankruptcy petition or similar filing, nor has Seller made a general assignment for the benefit of creditors. No consent or authorization of any third party or governmental authority, except as listed on Schedule 2.2A attached hereto, is required to complete the purchase of the Shares contemplated hereunder.

                  (c) Liens and Encumbrances. No lien or encumbrance exists on any of the Shares, and no legend reflecting any lien or encumbrance has been placed on any of the certificates reflecting the Shares, other than restrictions under applicable securities laws.

                  (d) Receipt of Information. Seller has been provided with a copy of Buyer's 1998 Annual Report on Form 10-K, related to Buyer's operations, financial condition and other matters, Buyer's first quarter 1999 quarterly report on Form 10-Q, Buyer's report on 8-K for the period ended May 29, 1999 and all other information required to be provided by Rule 502(b) of Regulation D under the Securities Act of 1933. Seller acknowledges that Seller has been given such information as Seller has reasonably requested in order to evaluate the merits and risks of the prospective investment in Buyer's Stock contemplated herein, and has had an opportunity to ask questions and receive answers from Buyer.

                  (e) Compliance with Reg D. Seller will, prior to Closing, execute such investment representation letters as may be reasonably required by Buyer in order to conclude an offering under Regulation D. Seller acknowledges that to the extent that Seller is not an "accredited investor" as such term is defined by Regulation D promulgated under the Act, Seller may be required by Buyer to be represented by a "purchaser representative", who shall be an accredited investor, to assist Seller in evaluating an investment in the Buyer Stock prior to Closing.

                  (f) Compliance with Securities Act. Seller warrants that the transfer of the Shares will be made in accordance with the Securities Act and all regulations promulgated thereunder and all applicable state securities laws. Seller will make all filings and pay all fees required to effect the transfer of the Shares.

                  (g) HSR Compliance. No Seller will, upon completion of the Contemplated Transactions, receive together with such Seller's spouse, minor children or such Seller's interest in any trust, partnership, corporation or other entity in which such Seller holds any beneficial interests, Buyer Stock worth $15 million or more. The calculation of the value of the Buyer Stock held by each Seller shall be made in accordance with the HSR Act.

         2.25 Pooling Representations. (a) Neither the Corporation, Seller nor any affiliates for purposes of the Pooling Requirements has knowingly and intentionally taken or agreed to take any action, that the Corporation or Seller knew or knows might reasonably be construed as preventing Buyer from accounting for the business combination to be effected by the Contemplated Transactions as a 'pooling-of-interests' in accordance with the Pooling Requirements, as defined in 1.6(e) above, or prevent the Contemplated Transactions from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code. The Corporation has provided and will continue to provide to Buyer's independent auditors all information requested by such auditors to assess whether the Contemplated Transactions can be properly accounted for as a 'pooling-of-interests" in accordance with the Pooling Requirements, and have fully cooperated with such auditors with respect to all reasonable requests made in connection with such assessment.

         (b) Neither Seller nor the Corporation have made nor will they make, prior to Closing, any distributions of the assets of the Corporation other than monthly and year end distributions to Seller in the Ordinary Course of Business in accordance with the Corporation's past practices and policies, nor have there been nor will there be, prior to Closing, any redemptions or any modifications not in the Ordinary Course of Business in any Seller's interest in the Corporation in contemplation of the Contemplated Transactions.

         (c) No change in voting structure or ownership of the Corporation will be made after the date of this Agreement without the prior consent of Buyer. Other than a rescission of a stock purchase arrangement with Michael and Darlene Darr in February, 1997, the Corporation has not repurchased any of its capital stock. The distributions by the Corporation to Seller during the fiscal years 1996, 1997 and 1998 and the period from December 28, 1998 through the Closing Date, did not exceed the taxable income of the Corporation for those periods. Other than as set forth on Schedule 2.25, since August of 1997, there has been no transaction between the Corporation and Seller relating to the transfer or lease of property, or the transfer of Shares, except for payment of services rendered and the distributions to Sellers. Except as disclosed on Schedule 2.25, Sellers have not entered into any business arrangements or transaction with the Corporation or any of its affiliates in the twelve months preceding the date of this Agreement. Also, except as described on Schedule 2.25, the Corporation owns all of the assets used or employed in the business conducted by the Corporation, and Sellers do not own any of such assets.

                   3. REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller and the Corporation as follows:

         3.1 Corporate Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is qualified to do business and is in good standing in each other jurisdiction in which the ownership of properties or operations requires it to be so qualified, except where the failure to so qualify would not have a material adverse effect on Buyer.

         3.2 Authorization; No Conflicts. (a) The consummation of the transactions contemplated hereby will not conflict with or violate any provisions of the Buyer's Certificate of Incorporation or Bylaws. Subject to the contingencies set forth herein, including receipt of approval from Buyer's board of directors, this Agreement shall be the valid and binding obligation of Buyer, enforceable in accordance with its terms. Upon receipt of such approval, all action of Buyer's officers and directors necessary to consummate the transactions contemplated in this Agreement and the Exhibits hereto shall have been taken. When issued in accordance with this Agreement, the Buyer Stock issued to Seller shall be validly issued, fully paid and nonassessable, authorized, and will, when issued, not be subject to any preemptive rights.

         (b) Except as set forth on Schedule 3.2, this Agreement and the Contemplated Transactions do not:

                  (i) require the consent, waiver, approval, license or authorization of any third party, or the filing of any notices or reports, other than as set forth on Schedule 3.2, or as required by Buyer's accounting procedures;

                  (ii) contravene, conflict with or result in a violation of any Legal Requirements or Order to which Buyer may be subject; or

                  (iii) to the knowledge of Buyer contravene, conflict with or result in a violation or breach of any material contract to which Buyer is a party.

         3.3 Brokers. Buyer is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

         3.4 Investment Representation.Buyer is acquiring the Shares for investment solely for Buyer's own account and not with a view to, or for resale in connection with, any distribution thereof. Buyer further understands that the Shares have not been registered under the Securities Act of 1933, as amended, or any state securities law by reason of a specific exemption from the registration provisions thereof which depends upon, among other things, the bona fide nature of the investment intent as expressed herein. Buyer understands (a) that the Shares have not been registered under the Securities Act by reason of their issuance in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act pursuant to Section 4(2) and/or Regulation D promulgated under Section 3(b) thereof, and (b) that Buyer must therefore bear the economic risk of such investment for such period, unless a subsequent disposition thereof is registered under the Securities Act and registered or qualified under applicable state securities laws, or is exempt from such registration and qualification.

         3.5 Registration Requirements. Buyer qualifies and meets the conditions in order to use Form S-3 for the registration under the Act of the Buyer Stock issued to Seller pursuant to this Agreement, and the registration of the Buyer Stock meets the transaction requirements for use of Form S-3. Buyer has no actual knowledge of any events or circumstances currently existing which would result in the Form S-3 to be filed by Buyer to register the resale of the Buyer Stock not being declared effective within 60 days after the filing thereof.

         3.6 Financial Statements and Records. Buyer has previously furnished to Seller copies of Buyer's January 2, 1999 audited financial statements and April 3, 1999 quarterly financials statements, together with notes thereto, which include the balance sheet and statement of income. On or before August 6, 1999, Buyer will file as an amendment to its report on Form 8-K filed for the period ended May 29, 1999 audited financial statements for 1998 for Nature's Fresh Northwest, Inc., an entity acquired by Buyer on may 29, 1999 (all of such financial statements referred to herein as "Buyer's Financials"). Buyer's Financials (a) present fairly the financial position and results of operations of Buyer as of the dates and for the periods indicated, and (b) have been prepared in accordance with generally accepted accounting principles. Buyer has no material liabilities, direct or contingent, as of the date of Buyer's Financials except those shown on the Buyer's Financials (inclusive of those financials to be filed as an amendment to the 8-K) or incurred in the ordinary course of business since April 3, 1999.

         3.7 Reports Filed with the SEC. Buyer has made all filings required to be made by Buyer pursuant to the Securities Exchange Act of 1934, and to the extent required to be disclosed, Buyer has disclosed in its filings under the Act and the rules and regulations promulgated thereunder (the "34 Act") all material adverse events or changes since the Buyer's Financials in the financial condition, assets, liabilities, properties or business of Buyer, or any material transaction required to be disclosed under the 34 Act as of the date of this Agreement(other than this Agreement). Buyer's filings with the SEC pursuant to the 34 Act comply in all material respects with applicable rules and regulations promulgated by the SEC.

         3.8 Capitalization. The authorized capital stock of Buyer is 20,000,000 shares of common stock and 5,000,000 shares of preferred stock, each $.001 par value, and each with the rights, designations, preferences and privileges as set forth in Buyer's Certificate of Incorporation and Bylaws. As of the close of business on July 12, 1999, 13,236,313 shares of Buyer's common stock were issued and outstanding. As of the close of business on July 12, 1999, options for 1,032,950 shares of Buyer's common stock were granted and outstanding., and options for 406,518 shares were exercisable on that date.

         3.9 Exemption from Registration. Buyer is issuing the Buyer Stock to Seller in accordance with the exemptions from registration set forth in Rule 506 of Regulation D promulgated under the Securities Act of 1933. Buyer warrants that the transfer of the Buyer Stock will be made in accordance with the Securities Act and all regulations promulgated thereunder and all applicable state securities laws. Buyer will make all filings and pay all fees required to effect the transfer of the Buyer Stock.

             4. PRECLOSING AND POST-CLOSING COVENANTS, RISK OF LOSS,
                        TITLE INFORMATION AND TAX MATTERS

         4.1 Delivery of Information. Seller will deliver to Buyer all title documents in Seller's possession pertaining to the Assets listed on the Schedules hereto, including but not limited to (a) copies of all leases, bills of sale, service agreements, permits, licenses, orders, security agreements, financing statements or agreements and other Contracts affecting the Assets, and
(b) evidence of payments due under the Contracts and other agreements and of taxes and assessments required by the ownership of the Assets or the conduct of the Corporation's business. Seller and the Corporation shall supply all additional information reasonably requested by Buyer.

         4.2 Status of Title. (a) As a condition precedent to the obligation of Buyer to purchase the Shares and subject to the other provisions of this Agreement, (i) Seller shall have good and marketable title to the Shares, free and clear of all liens and encumbrances, (ii) the Corporation shall be validly existing and in good standing in the State of California, and (ii) the Corporation shall have good and marketable title to the Assets, free and clear of liens and encumbrances, except as disclosed to Buyer, other than sales and use taxes, ad valorem, personal property and real estate taxes and as disclosed on the Schedules hereto.

                  (b) Seller shall deliver to Buyer, at Seller's cost and expense, the following as evidence of the foregoing and of the Corporation's good and marketable title to the Assets, all such items to be delivered prior to the Closing: (1) a lien search under the Uniform Commercial Code under the Corporation's name and any trade name, D/B/A, business name or assumed name used by the Corporation now or in the past 5 years in the conduct of its business,
(2) such other lien or title searches as Buyer may reasonably request, and (3) a good standing certificate for the Corporation issued by the State of California. In the event that Buyer determines that defects to the Corporation's good standing or title to the Assets exist, Buyer shall give written notice to Seller of such defects, and Seller shall have 15 days from the date of such notice to cure such defects to Buyer's satisfaction (and the Closing shall be delayed to 5 days after the expiration of the cure period). If Seller fail to cure such defects, Buyer may terminate this Agreement on notice to Seller.

         4.3 Operation of Business. Until Closing, Seller and the Corporation covenant and agree that they shall (a) conduct the operations of the Corporation in the Ordinary Course of Business, except as approved in writing by Buyer, (b) use their best efforts to preserve intact the current business organization and employee base of the Corporation, (c) use their best efforts to maintain relations and good will with suppliers, landlords, customers and other parties involved in the conduct of the Corporation's business, (d) maintain all insurance policies in full force and effect, (e) not amend any articles or bylaws, or issue or agree to issue additional shares of stock, options or warrants therefor, (f) not transfer or dispose of any Assets, except in the ordinary course of business, (g) maintain Inventories in the Stores at their normal levels, subject to ordinary short-term fluctuations, (h) not incur any material liabilities encumbering the Assets, and (i) confer with Buyer concerning operational matters of a material nature.

         4.4 Risk of Loss. (a) If between the date of this Agreement and the Closing, (i) any of the Stores are materially damaged or destroyed by fire or other casualty, or by vandalism, or (ii) any Store or Asset incurs more than $50,000 in uninsured damage, then Buyer shall have the right to terminate this Agreement upon written notice to Seller. Seller shall promptly notify Buyer of any such occurrence. "Material" damage shall mean that more than 25% of the Store is damaged or that the Landlord thereof shall have the right to terminate the lease for the Store.

         (b) If between the date of this Agreement and the Closing any of the Assets are damaged or destroyed and Buyer does not terminate the Agreement under
(a) above, all insurance proceeds for such loss that are payable to Seller shall be assigned to Buyer prior to Closing, and Seller shall cooperate with Buyer in the collection of any such amounts.

         4.5 Submission for Approval Under HSR Act. (a) As promptly as practicable after the date of this Agreement, Seller will, and will cause the Corporation to, at Seller's expense, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings under the HSR Act). Between the date of this Agreement and the Closing Date, Seller will, and will cause the Corporation, to
(i) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Buyer in obtaining all consents identified in Schedule 2.2A (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act). The parties shall each bear one half of the filing fees under the HSR Act. Seller's portion of the fees shall be deducted from the Purchase Price.

                  (b) As promptly as practicable after the date of this Agreement, Buyer will, at Buyer's expense, make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions (including all filings under the HSR Act).

         4.6 Lease Amendments and Estoppels. (a) Seller and the Corporation shall assist Buyer in requesting from each of the Stores' landlords the following: (i) a consent to the transfer of the Shares, to the extent required under the terms of the applicable Store lease assignment provisions; (ii) an Estoppel Certificate, specifying that no defaults exist by the Corporation under the Store lease, or if defaults have occurred, specifying the nature of such defaults; and (iii) to the extent set forth in Schedule 4.6, amendments to the Store leases.

         (b) To the extent any landlord requires a transfer fee to approve the assignment of the Stores' leases through the transfer of the Shares, Seller shall pay the transfer fee. The transfer fees shall be deducted from the Purchase Price.

         (c) If any estoppel certificate specifies a default by the Corporation in any obligation under a Store lease, Seller or the Corporation shall immediately commence to cure the default so that the cure, to the extent possible, shall be fully completed prior to Closing. If the cure is not completed prior to Closing, Seller shall, prior to Closing, obtain from the landlord a waiver of any rights to call the lease in default, pending completion of the cure within a reasonable period of time thereafter. Buyer shall be entitled to deduct from the Adjusted Purchase Price the cost to cure any default resulting from the failure to perform maintenance or repairs as required under the lease, if such cure is completed after Closing and the estimated cost to effect such cure exceeds $25,000 in the aggregate with any other estimated costs to cure.

         4.7 Notification. Between the date of this Agreement and the Closing Date, the Corporation and the Seller will promptly notify Buyer in writing if the Seller or the Corporation becomes aware of any fact or condition that causes or constitutes a Breach of any of the Corporation's or the Seller's representations and warranties as of the date of this Agreement, or if the Seller or the Corporation becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Exhibits if the Exhibits were dated the date of the occurrence or discovery of any such fact or condition, the Corporation will promptly deliver to Buyer a supplement to the Exhibits specifying such change. During the same period, the Corporation will promptly notify Buyer of the occurrence of any Breach of any covenant of the Corporation or Seller in this Section 4.7 or of the occurrence of any event that may make the satisfaction of the conditions in Article 5 impossible or unlikely.

         4.8 Certain Tax Matters. (a) Seller and the Corporation will not revoke the Corporation's election to be taxed as an S corporation within the meaning of sections 1361 and 1362 of the Code. Seller and the Corporation will not take or allow any action other than the sale of the Corporation's stock pursuant to this Agreement that would result in the termination of the Corporation's status as a validly electing S corporation within the meaning of sections 1361 and 1362 of the Code.

         (b) Within 75 days following the end of the month in which Closing occurs, Seller shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Corporation for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Not less than 20 days prior to filing, Seller shall permit Buyer to review and comment on each such Tax Return. Seller shall include any income, gain, loss, deduction, or other tax items for such periods on its Tax Return in a manner consistent with the Schedule K-1s prepared by Seller for such periods. Seller shall reimburse Buyer for any Tax of the Corporation with respect to such periods (and with respect that portion ending on the Closing Date of all periods beginning before and ending after the Closing Date) owed by the Corporation within 15 days after payment by Buyer or the Corporation of such Tax to the extent such Tax is not reflected in the reserve for Tax liability or has not previously been paid (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

         (c) Buyer, the Corporation, and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 4.8 and any audit or Proceeding with respect to Taxes. Such cooperation shall include:

                  (i) the retention and (upon the other party's reasonable request) the provision of records and information which are reasonably relevant to any such audit or Proceeding,

                  (ii) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder,

                  (iii) providing data for the preparation of any original or amended Tax Returns;

                  (iv) cooperating in any audit and providing reasonable access to Buyer's Tax personnel;

                  (v) filing protests or otherwise contesting any audit relating to Tax Returns filed prior to Closing, including the filing of petitions for redetermination or prosecuting actions for refund in any court and pursuing the appeal of any such actions; and

                  (vi) providing on reasonable prior notice books, records, documentation or other information relating to any tax return until the expiration of the applicable statute of limitation (giving effect to any extension, waiver, or mitigation thereof), providing additional information and explanation of material provided hereunder, and the use of Seller's commercially reasonable efforts to obtain any documentation from a governmental authority or third party that may be necessary or helpful in connection with the foregoing.

         (d) All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Seller when due, and the party required by applicable law will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees (and if required by applicable law, the other parties will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation). The expense of such filings shall be paid by the party making such filing.

         (e) Buyer shall not dispose of any records of the Taxes paid or payable by Corporation (including but not limited to returns, reports, books, records, financial data, and work papers) in the possession of the Corporation at Closing prior to the seventh anniversary of the Closing Date, unless buyer shall first have received Seller's consent.

         4.9. Pooling of Interest. (a) Each of Buyer, Seller and the Corporation shall use all reasonable efforts to cause the transaction contemplated by this Agreement to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and neither Buyer, Seller nor the Corporation shall voluntarily take any action that would cause such accounting treatment not to be obtained.

         (b) Prior to Closing no Seller shall purchase, gift or sell any equity interest in the Corporation, nor make any agreement for the purchase, gift or sale of any equity interest in the Corporation, with any other Seller.

         (c) Prior to Closing, the Corporation shall not transfer any assets or equity interests in the Corporation to any person or entity, other than in the Ordinary Course of Business, nor shall the Corporation make any modifications or adjustments to the equity interests of any Seller in the Corporation. Prior to Closing the Corporation shall not issue any stock options, rights, calls, warrants or rights exercisable by any party for any equity interest in the Corporation.

         (d) Seller and the Corporation shall provide such information and execute such representation letters regarding the operation of the Corporation, distributions to Seller and the equity interests of Seller as PriceWaterhouseCoopers shall reasonably request to support an opinion by PriceWaterhouseCoopers that the Contemplated Transaction may be accounted for as a pooling of interest by Buyer.

         (e) After the Closing, each Seller who is an affiliate of the Corporation will not sell, exchange, transfer, pledge, dispose or otherwise reduce his/her risk relative to the Buyer Stock or any part thereof until such time after the Closing Date as financial results covering as least thirty (30) days of the combined post-closing operations of Buyer and the Corporation after the Closing Date have been, within the meaning of Release No. 130, filed by Buyer with the SEC or published by Buyer in an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K, a quarterly earnings report, a press release or other public issuance which includes combined sales and income of Buyer and the Corporation.

         4.10 Record Retention. Buyer covenants and agrees that, from and after Closing, it shall and shall cause the Corporation to:

         (a) not destroy or dispose of the books and records of the Corporation in the Corporation's possession at Closing and, relating to periods prior to the Closing Date for a period of seven (7) years after the Closing Date without giving adequate notice to Seller of such pending disposal and offering Seller the right to copy or take possession of such records; and

         (b) give Seller and their counsel, accountants and advisors full access upon reasonable notice during normal business hours to all such records for any proper purpose including, without limitation, preparing any tax returns, tax elections or financial statements, or any judicial, quasi-judicial, administrative, tax audit or arbitration proceeding.

         4.11 Release of Certain Obligations. Buyer will use its reasonable efforts to obtain the release of any third party guarantor or obligor on any Lease, loan or other obligation of the Corporation. To the extent Buyer cannot obtain such release, Buyer shall indemnify the guarantor or obligor at Closing against any liability, loss, cost or expense incurred by such guarantor or obligor and arising from the actions of Buyer after the Closing Date.

         4.12 Filing of SEC Required Reports. Buyer covenants to use its best efforts to file, on a timely basis, all reports required to be filed by Buyer pursuant to the Securities Act or the Securities Exchange Act between the date of execution of this Agreement and one year following the Closing Date.

         4.13 Employee Benefits and Seniority. Buyer covenants that after Closing Buyer shall offer to the Corporation's employees such health benefits:
(a) as are currently offered by the Corporation to its employees, or (b) such health benefits as are currently offered by Buyer to its employees, or a mix thereof, at Buyer's election. Buyer further covenants that for purposes of determining service commencement dates for eligibility for benefits offered by Buyer to the Corporation's employees, such employees shall retain the service commencement dates that such employees have with the Corporation as of Closing.

                         5. BUYER'S CONDITIONS PRECEDENT

         The obligation of Buyer to acquire the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the conditions set forth in Article 4 above and the following conditions (unless the fulfillment of a condition has been waived in writing):

         5.1 Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties made by Seller and the Corporation in Article 2 hereof shall be true and correct in all material respects on the Closing Date and Seller and the Corporation shall have executed and delivered to Buyer Closing Certificates in the form of Exhibit D, updating and reconfirming such representations and warranties and all conditions to Seller's obligations have been satisfied, and Seller and the Corporation shall have performed all obligations and conditions herein required to be performed or observed by them or it on or prior to the Closing Date, including but not limited to those contained in Article 4.

         5.2 Consents and Waivers. (a) All holders of the Shares shall have executed this Agreement.

         (b) Seller and the Corporation shall have obtained all consents and approvals of third parties (including HSR approval and approval of all governmental authorities) set forth on Schedule 5.2 to consummate the transactions contemplated by this Agreement.

         5.3 Delivery of Assignment. At the Closing each Seller shall have executed and delivered the Stock Assignment in the form of Exhibit E attached hereto, and Stock Certificate Assignments for all of the Shares shall be delivered.

         5.4 Removal of Defects. All defects to title or to the valid existence and good standing of the Corporation of which Buyer shall have provided notice to Seller or the Corporation have been removed prior to or at Closing except defects which, in Buyer's reasonable determination, are immaterial in nature and do not impair the Corporation's ability to conduct business or the value of its assets.

         5.5 No Adverse Development; Ordinary Course Operations. Prior to Closing, neither Seller nor the Corporation shall have received any order, decree or ruling from any court or governmental agency that might prohibit or have a material adverse effect upon the business of the Corporation or the purchase of the Shares, nor shall the Corporation have incurred any material obligations or liabilities not reflected on the Financial Statements, other than in the Ordinary Course of Business, that impair or reflect upon the operation of its business or title to the Assets, or suffered any loss or damage to its operations, Assets, Contracts or any business. The Corporation shall have conducted its operations in the Ordinary Course of Business.

         5.6 Transferability of Contracts. Buyer shall be satisfied that all material Contracts listed on Schedule 5.6 hereto, and the rights thereunder shall not be terminated or adversely affected by the sale of the Shares to Buyer, and that all material licenses, permits, certificates, orders, approvals and authority listed on Schedule 5.6 will not be terminated or materially adversely affected by this Agreement or the sale of the Shares, except as disclosed on Schedule 5.6.

         5.7 Estoppel Certificates. On or prior to the Closing Date, Seller's landlords for the Stores shall have executed Estoppel Certificates as to the Stores' leases (the "Leases") in form satisfactory to Buyer, including, but not limited to, that there are no defaults, deferred rents or other amounts not in the Ordinary Course of Business due by the Corporation.

         5.8 Tax Payments. The Corporation and Seller shall have filed all federal, state and local Tax Returns or other reports required to be filed prior to the date of Closing, and shall have fully paid all amounts of Taxes due and owing to any federal, state or local taxing authority prior to Closing, including any interest or penalties accrued thereon. Seller shall fully cooperate with Buyer in the preparation and filing of all Tax Returns for periods prior to Closing. Seller acknowledges that the payment of Taxes by Buyer for periods prior to Closing, where reserves therefor have not previously been established, is an indemnifiable obligation of Seller.

         5.9 Opinion of Seller's Counsel. Seller shall have provided to Buyer at Closing an opinion of counsel in satisfactory form to Buyer and to the effect that (a) the Corporation is a corporation validly existing and in good standing in the State of California; (b) this Agreement has been duly and validly executed and delivered by each holder of the Shares and the Corporation and constitutes a binding obligation of Seller and the Corporation, enforceable in accordance with its terms; and (c) the Shares are duly and validly issued, fully paid and nonassessable, and to the best knowledge of counsel free of liens and encumbrances.

         5.10 Noncompetition Agreements; Employment Agreements. (a) Each of Stan Boney, Scott Boney, Craig Engstrand and Henry Boney and Buyer shall, at Closing, enter into a Noncompetition and Employment Agreement in the form of Exhibit F-1 hereto, and a Noncompetition Agreement in the form of Exhibit F-2 hereto, pursuant to which such Sellers shall agree not to compete with Buyer in certain defined geographic areas.

         (b) Each of Shon Boney, Scott Wing and Kevin Easler and Buyer shall, at Closing, enter into a Noncompetition and Employment Agreement in the form of Exhibit F-3 hereto, and a Noncompetition Agreement in the form of Exhibit F-4 hereto, pursuant to which such Sellers shall agree not to compete with Buyer in certain defined geographic areas.

         5.11 Approval by Board. On or before July 27, 1999, Buyer's board of directors shall have approved the execution and delivery of this Agreement and shall have approved the contemplated transactions.

         5.12 Delivery of Closing Documents. Seller shall have executed and delivered at Closing the various documents and certificates itemized in Article 8 below.

         5.13 Satisfaction with Investigation. (a) On the basis of investigations performed by Buyer of information made available to Buyer to such date, Buyer shall be satisfied, as of July 27, 1999, as to the business, financial condition and liabilities of the Corporation, that the Exhibits and Schedules are true and correct and that the Corporation's and Seller's representations and warranties are true and correct. If Buyer fails to identify by July 27, 1999 any item disclosed prior to July 22, 1999 as a defect in due diligence, Buyer shall not be entitled subsequently to raise such item as a basis for terminating this Agreement.

         (b) After July 27, 1999, Buyer shall, on the basis of further investigations conducted by Buyer of previously undisclosed information made available to Buyer or supplements made to the Schedules and Exhibits attached hereto after July 27, 1999, be satisfied that such new information or supplements to the Schedules and Exhibits does not create or evidence a previously undisclosed material adverse impact on the business, financial condition, operations or liabilities of the Corporation, or a material misrepresentation or omission in the Corporation's or Seller's representations and warranties.

         (c) Completion of the investigations described above shall not constitute a waiver by Buyer of any facts or circumstances affecting the Corporation's and Seller's representation or warranties in this Agreement or preclude or stop Buyer from asserting any failure or breach of any such representations or warranties based upon facts or circumstances that come to Buyer's attention within the period set forth herein or from pursuing any other rights or remedy granted to Buyer by this Agreement or law or equity.

         (d) For purposes of the foregoing provisions only, a "material adverse impact" shall be any impact which in the aggregate results in liabilities to or an impact on the Corporation's financial condition, assets, business or results of operations of $100,000 or more.

         5.14 Compliance with Pooling Covenants. Prior to Closing neither Seller nor the Corporation shall take any action in violation of the covenants set forth in Section 4.9 above, nor shall Seller or the Corporation have disclosed any previously undisclosed facts or circumstances which would, in Buyer's reasonable determination, disallow treatment of the Contemplated Transaction as a pooling of interest by Buyer.

                 6. CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

         The obligation of Seller to sell the Shares at the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions (unless the fulfillment of such condition has been duly waived in writing):

         6.1 Accuracy of Representations and Warranties; Performance of Obligations. The representations and warranties made by the Buyer in Article 3 hereof shall be true and correct on the Closing Date, and the Buyer shall have performed all obligations and conditions herein required to be performed or observed by it on or prior to the Closing, and Buyer shall have executed a closing certificate in form satisfactory to Seller reconfirming such representations and warranties and performance of conditions.

         6.2 Consents and Waivers. Buyer shall have obtained all consents and approvals of third parties (including governmental authorities) required of Buyer to consummate the transactions contemplated by this Agreement.

         6.3 Buyer Stock. Buyer shall have provided Seller's counsel with (a) a copy of its blank form instruction letter to its Transfer Agent regarding issuance of the Buyer Stock, and (b) an opinion of Buyer's inhouse counsel that
(i) when issued the Buyer Stock shall be validly issued and non assessable, and
(ii) Buyers is a corporation validly existing and in good standing in the State of Delaware.

         6.4 Employment Agreements. Buyer and each of Stan Boney, Scott Wing, Kevin Easler, and Shon Boney shall have entered into an Employment Agreement with Buyer in substantially the form of Exhibit G hereto.

         6.5 Closing Documents. Buyer shall execute and deliver at Closing the documents itemized in Article 8 below.

            7. INDEMNIFICATION; APPOINTMENT OF SELLER REPRESENTATIVE

         7.1 Survival of Warranties and Representations. The representations, warranties and covenants of Seller and the Corporation and the Buyer included in this Agreement, any Schedule or Exhibit hereto and any other agreement provided in accordance with this Agreement shall survive the Closing and the purchase of the Shares hereunder for the periods set forth in Section 7.5.

         7.2 Seller and Corporation Indemnity. Seller and the Corporation (prior to Closing) and Seller (after Closing) shall indemnify, defend and hold harmless Buyer and its officers, directors, employees, agents and each person, if any, who controls Buyer (within the meaning of the Securities Act of 1933, as amended) (the "Seller Indemnified Party") from and against all losses, damages, liabilities, actions, suits, proceedings, demands, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees), and shall pay Buyer or such persons on demand the full amount of any and all sums that Buyer or such persons may pay or become obligated to pay on account of and arising out of or resulting from (a) any breach or failure of any written representation or warranty of the Principals, Seller or the Corporation in this Agreement or any Exhibit or Schedule hereto (without giving effect to any supplement to the Schedules unless specifically agreed to by Buyer), or (b) any failure of the Principals, the Corporation or Seller to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by the Principals, the Corporation or Seller under this Agreement or any other document or agreement executed by the Principals, the Corporation or Seller in connection with this Agreement.

         7.3 Buyer Indemnity. Buyer shall indemnify, defend and hold harmless Seller from and against all losses, damages, liabilities, actions, suits, proceedings, demands, costs and expenses (including, without limitation, interest, penalties and reasonable attorneys' fees), and shall pay Seller on demand the full amount of any and all sums that Seller may pay or become obligated to pay on account of and arising out of or resulting from (a) any breach or failure of any written representation or warranty of Buyer, or (b) any failure of Buyer to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by Buyer under this Agreement or any other document or agreement executed by Buyer in connection with this Agreement.

         7.4 Indemnification Procedure. (a)Promptly after receipt by a Seller Indemnified Party or a Seller (hereinafter collectively referred to as an "Indemnified Party") of notice from a third party of any complaint or the commencement of any action, proceeding or claim with respect to which such Indemnified Party may be entitled to receive payment from the other party (subject to the limitation on losses in Section 7.5), such Indemnified Party shall notify Buyer or Seller, whoever is the appropriate indemnifying party hereunder (the "Indemnifying Party"), of the commencement of such action, proceeding or claim; provided, however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from liability for such claim arising otherwise than under this Agreement and such failure to so notify the Indemnifying Party shall relieve the Indemnifying Party from liability under this Agreement with respect to such matter only if, and only to the extent that, such failure to notify the Indemnifying Party results in the forfeiture by the Indemnifying Party of rights and defenses otherwise available to the Indemnifying Party with respect to such matter. The Indemnifying Party shall have the right, upon written notice delivered to the Indemnified Party within twenty (20) days thereafter, to assume the defense of such matter, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of the fees and disbursements of such counsel. In the event, however, that the Indemnifying Party declines or fails to assume the defense of the matter or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such twenty (20) day period, then such Indemnified Party may employ counsel to represent or defend it in any such action or proceeding and the Indemnifying Party shall pay the reasonable fees and disbursements of such counsel as incurred; provided, however, that the Indemnifying Party shall not be required to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any jurisdiction in any single action or proceeding. In any action or proceeding with respect to which indemnification is being sought hereunder, the Indemnified Party or the Indemnifying Party, whichever is not assuming the defense of such action, shall have the right to participate in such matter and to retain its own counsel at such party's own expense. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of the defense of any action, the defense of which they are maintaining, and to cooperate in good faith with each other with respect to the defense of any such action.

                  (b) No Indemnified Party may settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Indemnifying Party, unless (i) the Indemnifying Party fails to assume and maintain the defense of such claim pursuant to Section 7.4(a), or (ii) such settlement, compromise or consent includes an unconditional release of the Indemnifying Party from all liability arising out of such claim. An Indemnifying Party may not, without the prior written consent of the Indemnified Party, settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such claim and does not contain any equitable order, judgment or term which in any manner effects, restrains or interferes with the business of the Indemnified Party or any of the Indemnified Party's respective affiliates.

                  (c) In the event an Indemnified Party shall claim a right to payment (or, a credit towards the Buyer or Seller Basket Amount) pursuant to this Agreement, such Indemnified Party shall send written notice of such claim to the appropriate Indemnifying Party. Such notice shall specify the basis for such claim. As promptly as possible after the Indemnified Party has given such notice, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such claim (by mutual agreement, litigation, arbitration or otherwise) and, within five business days of the final determination of the merits and amount of such claim, the Indemnifying Party shall pay to the Indemnified Party immediately available funds (or, if applicable, shall provide notice to the Escrow Agent regarding disbursement of the appropriate portion of the Escrowed Stock) in an amount equal to such claim as determined hereunder (or shall record an appropriate credit against the Buyer or Seller Basket Amount).

         7.5 Limitation on Indemnity. (a) The obligation of the Indemnitor under
7.2 and 7.3 above or any other provision of this Agreement under any covenant, warranty, representation or indemnity (the "Indemnity Obligations") shall terminate at the date that is the later of the following:

                  (i) with respect to claims specifically based on Seller's or the Corporation's lack of due authorization and corporate power to consummate the transactions contemplated by this Agreement, 12 months after the Closing Date; or

                  (ii) with respect to claims relating to or arising out of the Corporation's failure to file any reports or pay any taxes due or arising from activities of the Seller post-Closing which result in additional taxes due by the Corporation, 12 months from the date of Closing; or

                  (iii) with respect to claims other than those specified in clause (i) or (ii) that are of a nature and of sufficient materiality typically expected to be encountered in the audit process, on the completion of the first independent audit of financial statements containing combined operations of Buyer and the Corporation (the "First Audit"); or

                  (iv) with respect to all claims other than those referred to in clause (i), (ii), or (iii) of this Section 7.5(a), the later of (A) 12 months after the Closing Date (the "First Anniversary"), or (B) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 7.5(a) (such claims referred to as "Pending Claims").

         (b) To the extent any Indemnity Obligation arises within the first 210 days following the Closing, Buyer shall make a claim against Buyer Stock held in escrow for Seller's benefit any amount claimed as an Indemnity Obligation prior to making any claim against Seller.. Buyer shall provide notice as provided in the Escrow Agreement for any offset against amounts held in escrow.

         (c) Neither party shall have an Indemnity Obligation with respect to any matter, event or obligation which was taken into account in calculating the Closing Adjustments, but only up to the amount of the Adjustment. Neither party shall be liable for Indemnity Obligations except to the extent that the aggregate amount of the Indemnity Obligations exceed $150,000 (the "Basket Amount") in the aggregate, and then the Indemnifying Party shall only be liable for amounts in excess of the Basket Amount. Seller's aggregate liability for all Indemnity Obligations shall not exceed 10% of the Adjusted Purchase Price.

         7.6 Shareholder Representative. (a) By the execution and delivery of this Agreement, including counterparts hereof, each Seller hereby irrevocably constitute and appoint Stanley A. Boney and Scott Boney as the true and lawful agents and attorneys-in-fact (referred to in this Agreement as the "Representatives") of such Seller with full powers of substitution to act in the name, place and stead of such Seller with respect to the performance on behalf of such Seller under the terms and provisions of this Agreement, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Representatives shall deem necessary or appropriate in connection with any of such documents, as the Representatives shall deem necessary or appropriate in connection with any of the transactions contemplated under this Agreement, including without limitation the power:

                  (i) to receive, hold and deliver to Buyer any documents on behalf of such Seller;

                  (ii) to receive on behalf of such Seller any shares of Buyer Stock issued to such Seller pursuant to this Agreement;

                  (iii) to execute and deliver the Escrow Agreement and all other ancillary agreements, certificates, and documents which the Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by the terms and provisions of this Agreement;

                  (iv) to act for such Seller with respect to all indemnification matters referred to in this Agreement, including the right to compromise or settle any such claims on behalf of such Seller;

                  (v) to amend or waive any provision of this Agreement (including any condition to closing) in any manner which does not differentiate among the Sellers.

                  (vi) to employ and obtain the advice of legal counsel, accountants and other professional advisors as the Representatives, in their sole discretion, deems necessary or advisable in the performance of their duties as Representative and to rely on their advice and counsel;

                  (vii) to incur any expenses, to liquidate and withhold assets received on behalf of Seller prior to their distribution to Seller to the extent of any amount which the Representatives deems necessary for payment of or as a reserve against expenses, and to pay such expenses or to deposit the same in an interest bearing bank account established for such purpose;

                  (viii) to receive all notices, communications and deliveries hereunder on behalf of Seller under this Agreement; and

                  (ix) to do or refrain from doing any further act or deed on behalf of Seller which the Representatives deems necessary or appropriate in his sole discretion relating to the subject matter of this Agreement as fully and completely as any of the Sellers could do if personally present and acting and as though any reference to a Seller or the Seller in this Agreement were a reference to the Representatives.

         (b) The appointment of the Representatives shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Representatives, or either of them, as the act of the Seller in all matters referred to in this Agreement. Each Seller hereby ratifies and confirms all that the Representatives shall do or cause to be done by virtue of their appointment as Representatives of such Seller. The Representatives shall act for the Seller on all of the matters set forth in this Agreement in the manner the Representatives believe to be in the best interest of the Seller, but the Representatives shall not be responsible to any Seller for any loss or damage any Seller may suffer by reason of the performance by the Representatives of their duties under this Agreement, other than loss or damage arising from willful misconduct in the performance of their duties under this Agreement.

         (c) Each Seller hereby expressly acknowledges and agrees that the Representatives are authorized to act on behalf of such Seller notwithstanding any dispute or disagreement among the Sellers, and the Buyer shall be entitled to rely on any and all action taken by the Representatives, or either of them, under this Agreement without liability to, or obligation to inquire of, any of the Sellers. If either of the Representatives resigns or ceases to function in such capacity for any reason whatsoever, then those Sellers who held a majority of the Shares on the date hereof shall appoint a successor; provided, however, that if for any reason no successor has been appointed within thirty (30) days, then any Seller shall have the right to petition a court of competent jurisdiction for appointment of a successor. Sellers do hereby jointly and severally agree to indemnify and hold the Representatives harmless from and against any and all liability loss, cost, damage or expense (including without limitation attorney's fees) reasonably incurred or suffered as a result of the performance of their duties under this Agreement except for willful misconduct.

                                   8. CLOSING

         8.1 Seller's Closing Documents. At Closing Seller shall execute or obtain and deliver to Buyer the following:

                  (a)      the Escrow Agreement;

                  (b) the certificates representing the Shares and Stock Assignments, with signature guarantees;

                  (c)      the Noncompetition Agreements and Employment
Agreement;

                  (d) any documentation required by Buyer to effect a transaction under Regulation D of the Securities Acts;

                  (e)      Sellers' Closing Certificate;

                  (f)      the opinion of counsel referenced in Article V above;

                  (g) letters of resignation from each of the Corporation's officers and directors from his/her position as an officer or director of the Corporation; and

                  (h) any other documents, consents or instruments necessary to effect the transaction contemplated hereunder.

         8.2 Buyer's Closing Documents and Delivery of Purchase Price. At Closing Buyer shall execute and/or deliver to Seller and/or Seller's counsel and/or the Escrow Agent the following:

                  (a)      the Escrow Agreement;

                  (b) an irrevocable form of letter to Buyer's transfer agent authorizing the issuance of the Buyer Stock in the amount to be determined upon completion of the Closing Balance Sheet;

                  (c)       Buyer's Closing Certificate;

                  (d)       the Noncompetition Agreements and the Employment
                            Agreements;

                  (e)      any Amendments to Lease; and

                  (f)      the opinion of Buyer's counsel; and

                  (g) such other documents as are necessary to effect the transactions contemplated hereunder.


                                 9. TERMINATION

         9.1 Termination Events. This Agreement may be terminated prior to Closing by Seller or Buyer if there is a material breach by the other of any covenant, representation or warranty, or if Buyer determines that the timely satisfaction of any condition to closing is impossible or impracticable, or if any of either party's conditions to Closing has not been satisfied or waived prior thereto. In addition, if the Closing has not occurred by September 1, 1999 either party may terminate its obligations hereunder.

         9.2 Termination Notice. If either party desires to terminate this Agreement pursuant to Section 9.1 above, the party shall deliver written notice to the other, specifying the reasons therefor.

         9.3 Effect of Termination. If this Agreement is terminated pursuant to
Section 9.1, all further obligations under this Agreement shall terminate, provided, however, that the parties shall continue to be bound by all confidentiality obligations hereunder and under any separate agreement, and no party shall be relieved of any liability arising from a breach of this Agreement. In the event of a breach by Seller or the Corporation of their obligations hereunder, Buyer shall be entitled to all remedies available at law or in equity, including specific performance. In the event of a breach by Buyer, Seller shall be entitled to all damages available in law and equity, other than specific performance.

                                10. MISCELLANEOUS

         10.1 Arbitration, Resolution Of Disputes. (a) Each party commits to cooperate in good faith and to deal fairly in performing its duties under this agreement in order to accomplish their mutual objectives and avoid disputes. If a dispute arises, the parties may, upon the agreement of all parties, resolve all disputes by the following alternate dispute resolution process: (a) the parties will seek a fair and prompt negotiated resolution, but if this is not successful, (b) all disputes shall be resolved by binding arbitration, provided that during this process, at the request of either party made not later than seventy-five (75) days after the initial arbitration demand, the parties will attempt to resolve any dispute by nonbinding mediation (but without delaying the arbitration hearing date). The parties recognize that negotiation or mediation may not be appropriate to resolve some disputes and, in such disputes, agree that either party may proceed with arbitration without negotiating or mediating. The parties confirm that by agreeing to this dispute resolution process, they intend to give up their right to have any dispute decided in court by a judge or jury.

         (b) Any claim between the parties, including but not limited to those arising out of or in relation to this Agreement and any claim based on or arising form an alleged tort, shall be determined by arbitration in San Diego, California commenced in accordance with the then existing Commercial Arbitration rules of the American Arbitration Association (AAA); provided that the total award by a single arbitrator (as opposed to a majority of the arbitrators) shall not exceed $250,000, including interest, attorneys' fees and costs. If either party demands a total award greater than $250,000 there shall be three (3) neutral arbitrators. If the parties cannot agree on the identity of the arbitrator(s) within ten (10) days of the arbitration demand, the arbitrator(s) shall be selected by the administrator of the AAA office in San Diego from its Large, Complex Case Panel (or have similar professional credentials). Each arbitrator shall be an attorney with at least fifteen (15) years' experience in corporate law. All statutes of limitations which would otherwise be applicable shall apply to any arbitration proceeding hereunder.

         (c) The arbitration shall be conducted in accordance with the AAA Corporate Arbitration Rules with Expedited Procedures, in effect on the date hereof, as modified by this agreement. There shall be no dispositive motion practice. As may be shown to be necessary to ensure a fair hearing, the arbitrator(s) may authorize limited discovery; and may enter pre-hearing orders regarding (without limitation) scheduling, document exchange witness disclosure and issues to be heard.

         (d) The arbitrator(s) shall take such steps as may be necessary to hold a private hearing within one hundred twenty (120) days of the initial demand for arbitration and to conclude the hearing within three (3) days; and the arbitrator(s)'s written decision shall be made not later than fourteen (14) calendar days after the hearing. The parties have included these time limits in order to expedite the proceeding, but they are not jurisdictional, and the arbitrator(s) may for good cause afford or permit reasonable extensions or delays, which shall not affect the validity of the award. The written decision shall contain a brief statement of the claim(s) determined and the award made on each claim. In making the decision and award, the arbitrator(s) shall apply the applicable substantive law of the State of California without regard to its conflict of laws provisions. Absent fraud, collusion, willful misconduct or mistake of law by an arbitrator, the award shall be final, and judgment may be entered in any court having jurisdiction thereof. The arbitrator(s) may award injunctive relief or any other remedy available from a judge, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact or which may promote judicial economy, and may award attorneys' fees and costs to the prevailing party but shall not have the power to award punitive or exemplary damages. The decision and award of the arbitrators need not be unanimous; rather, the decision and award of two arbitrators shall be final.

         (e) Pending selection of the arbitrator(s), either party may request the AAA to appoint unilaterally an arbitrator for the limited purpose of awarding temporary or preliminary relief. This award may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may still be pending. Once appointed, the arbitrator(s) may, upon request of a party, issue a superseding order to modify or reverse such temporary or preliminary relief or may confirm such relief pending a full hearing on the merits of the underlying dispute. Any such initial or superseding order of temporary or preliminary relief may be immediately entered in any federal or state court having jurisdiction over the parties even though the decision on the underlying dispute may remain pending. Such relief may be granted by the arbitrator(s) only after notice to and opportunity to be heard by the opposing party unless the party applying for such relief demonstrates that its purpose would be rendered futile by giving notice.

         10.2 Amendments and Waiver. Any amendment to this Agreement shall be in a writing, which may be executed in one or more counterparts, and shall be effective if executed by the Buyer and Seller. The rights of Seller or Buyer may only be waived by the respective party in writing.

         10.3 Governing Law. This Agreement shall be governed by and interpreted under the laws of the State of California applicable to contracts executed in and to be performed in the State of California. Any actions brought to enforce this Agreement or any breach hereof or obligation hereunder shall be brought in the District Court in and for San Diego County, California and the parties agree to such venue and agree to the jurisdiction of such court.

         10.4 Incorporation of Exhibits.All exhibits, schedules and other documents referenced herein or required to be delivered pursuant to this Agreement are incorporated into this Agreement by this reference and are warranted by the party or parties which deliver the same to be accurate and complete in all material respects.

         10.5 Cooperation. Each party will take all reasonable actions necessary to comply promptly with all requirements with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon either of them in connection with the consummation of the transactions contemplated by this Agreement. Each party will take all reasonable actions necessary to obtain (and will cooperate with the other party in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity, domestic or foreign, or other person, required to be obtained or made by such party (or by the other party) in connection with the taking of any action contemplated by this Agreement. If, after the date of Closing, in order properly to prepare its tax returns or other documents or reports required to be filed with governmental authorities or its financial statements, it is necessary that a party to this Agreement be furnished with additional information relating to the transaction or the Corporation and such information is in possession of the other party or any related party and can reasonably be furnished to the party in need of such information, then the other party will, promptly upon request, furnish such information to the party in need of such information. At any time or from time to time after the Closing Date, each party hereto, execute and deliver any further instruments or documents and take all such further action as such requesting party may reasonably request in order to consummate and document the transactions contemplated hereby.

         10.6 Assistance with Audits. Seller agrees, if requested by Buyer at any time within three years after Closing, to give Buyer and its independent accountants access to (and to cause access to be given by its independent public accountants) the work papers of Seller in the possession of Seller pertaining to the sale of the Shares in connection with the preparation of any financial statements, internal reports or audits of Buyer, and to assist Buyer and its independent accountants for a period of three years in understanding such work papers.

         10.7 Confidentiality. For a period of two (2) years from the date of this Agreement, each party will hold in confidence and take reasonable efforts to ensure that their respective employees, agents, representatives and affiliated companies hold in confidence all information of a proprietary or confidential nature and all documents containing such information which is disclosed by either party to the other party in connection with the transactions contemplated by this Agreement, and not disclose, publish, use or permit others to use the same; provided, however, that the foregoing restriction shall not apply to any portion of the foregoing which (i) becomes generally available to the public in any manner or form through no fault of either party, or their respective employees, agents or representatives, or (ii) is released for disclosure by one party with the other party's consent, or (iii) when such disclosure is required by a court or a governmental agency or is otherwise required by law or is necessary in order to establish rights under this Agreement or any other agreements referred to herein.

         10.8 Public Announcements. Buyer and Seller will jointly agree on the issuance of press releases or trade releases, and the making of such other public statements with respect to this Agreement and the transactions contemplated hereby as may be necessary or appropriate, provided, however, that if Buyer and Seller cannot agree on the content of such releases, Buyer may make such announcements as are, in the opinion of its counsel, legally required.

         10.9 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the constructing or interpretation of any provision of this Agreement.

         10.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement. For purposes of execution of this Agreement, facsimile signatures shall be accepted as original signatures.

         10.11 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement. This Agreement shall be binding on the parties hereto, their heirs, successors and assigns. This agreement shall not be assignable, except that Buyer may assign its interest to a wholly owned subsidiary, but such assignment shall not relieve Buyer from its obligations hereunder.

         10.12 Entire Agreement. This Agreement, together with the related agreements and Exhibits and Schedules hereto, constitutes the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought.

         10.13 Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received on the date when delivered by hand delivery with receipt acknowledged, or upon the next business day following receipt of telecopy transmission, or upon the fifth day after deposit in the United States mail, registered or certified with postage prepaid, return receipt requested, addressed as set forth below:

If to the Buyer:                With a copy (not constituting notice) to:

Wild Oats Markets, Inc.         General Counsel
3375 Mitchell Lane              Wild Oats Markets, Inc.
Boulder, Colorado 80301         3375 Mitchell Lane
                                Boulder, CO 80301

If to Seller:                               With a copy to:

Stanley Boney                               Scott Wolfe, Esq.
2146 Corte Plata Espuela                    Latham & Watkins
Alpine, CA 91901                            701 B Street, Suite 2100
                                            San Diego, CA 92101-8197


or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

         10.13 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         10.14 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to either party, upon any breach or default of the other party under this Agreement, shall impair any such right, power of remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing and that all remedies, either under this Agreement, or by law or otherwise, shall be cumulative and not alternative.

         10.15 Tax Aspects. Both Seller and Buyer intend that the transactions consummated pursuant to this Agreement be treated as a tax-free Reorganization within the meaning of ss.368(a) of the Code, agree to report the transaction consistent therewith and to account for that tax treatment, and shall not take any contrary provision in any filing, return, report or statement to the Internal Revenue Service. This Agreement constitutes a plan of reorganization adopted pursuant to ss.368(a) of the Code.

         THE PARTIES HERETO HAVE executed this Agreement as of the day and year first above written.

SELLER                                      THE CORPORATION:
                                            Henry's Marketplace, Inc.

                                            By /s/

                                            BUYER:
                                            WILD OATS MARKETS, INC.

                                            By /s/

                   SPOUSAL CONSENT TO STOCK PURCHASE AGREEMENT


         I, _______________________, am the spouse of ______________________, identified in the foregoing Stock Purchase Agreement as a Seller of Henry's Marketplace, Inc. I have read the Agreement and know its contents and provisions. I am aware that my spouse, as a party to the Agreement, has agreed to sell all of our shares, including my community property interest therein, on the occurrence of certain events and on the terms and conditions set forth in the Agreement. I hereby consent to and approve the terms, conditions and provisions of the Agreement, and I agree that shares identified in the Agreement as my spouse's shares, including my community property interest therein, shall be subject to the Agreement. I agree that I will not sell, transfer, convey, assign, bequeath or otherwise dispose of any interest which I may have in the shares, except in accordance with the terms of the Agreement. By this consent, however, I do not waive my rights under California law, vis-a-vis ________________________, to my community property interest in such shares or the proceeds therefrom.



DATED:   _______________________



                            -----------------------------
                                    SIGNATURE


                            -----------------------------
                                       NAME

                                    EXHIBIT A

                    Attached to the Stock Purchase Agreement
               between Wild Oats Markets, Inc., Seller and Henry's
                                Marketplace, Inc.

                              CLOSING BALANCE SHEET

                                    EXHIBIT B

                    Attached to the Stock Purchase Agreement
               between Wild Oats Markets, Inc., Seller and Henry's
                                Marketplace, Inc.

                                ESCROW AGREEMENT

                                    EXHIBIT C

                         Attached to the Stock Purchase
                   Agreement between Wild Oats Markets, Inc.,
                      Seller and Henry's Marketplace, Inc.

                                SETTLEMENT SHEET

                                    EXHIBIT D

                         Attached to the Stock Purchase
                   Agreement between Wild Oats Markets, Inc.,
                      Seller and Henry's Marketplace, Inc.

                          SELLER'S CLOSING CERTIFICATE

                                    EXHIBIT E

                         Attached to the Stock Purchase
                   Agreement between Wild Oats Markets, Inc.,
                      Seller and Henry's Marketplace, Inc.

                                STOCK ASSIGNMENT

                                  SCHEDULE 1.1B

                         Attached to the Stock Purchase
                   Agreement between Wild Oats Markets, Inc.,
                      Seller and Henry's Marketplace, Inc.

                                   THE STORES